Vertex Energy, Inc. 8-K

Exhibit 2.1

SHARE PURCHASE AND SUBSCRIPTION AGREEMENT

BY AND AMONG

HPRM LLC,

VERTEX ENERGY OPERATING, LLC,

TENSILE-HEARTLAND ACQUISITION CORPORATION,

Solely for the purposes of Section 2.5,

VERTEX REFINING MYRTLE GROVE LLC

And, solely for the purposes of Section 2.5 and Section 9.1,

VERTEX ENERGY, INC.

DATED AS OF JANUARY 17, 2020

i

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER		33
5.1	Organization and Power	33
5.2	Authorization	33
5.3	No Violation	34
5.4	Litigation	34
5.5	Brokerage	34
5.6	Securities	34

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER		35
6.1	Organization and Power	35
6.2	Authorization	35
6.3	No Violation	35
6.4	Litigation	35
6.5	Brokerage	36
6.6	Issued Units	36

ARTICLE 7 INDEMNIFICATION		36
7.1	Survival of Representations and Warranties	36
7.2	Indemnification	37
7.3	Indemnification Limitations	38
7.4	Indemnification Procedures	38
7.5	Payments	39
7.6	Adjustments	39
7.7	Contribution and Waiver	39
7.8	Risk Allocation	40
7.9	No Double Recovery; Mitigation	40
7.10	Use of Insurance Proceeds	40
7.11	Exclusive Remedy	40

ARTICLE 8 ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING		40
8.1	Press Release and Announcements; Confidentiality of Agreement	40
8.2	Expenses	41
8.3	Further Actions	41
8.4	Specific Performance	41
8.5	Transfer Taxes	41
8.6	Tax Matters	42
8.7	Release	44

ARTICLE 9 MISCELLANEOUS		45
9.1	Vertex Parent Guarantee	45
9.2	Amendment and Waiver	45
9.3	Notices	45
9.4	Assignment	46
9.5	Severability	46
9.6	No Strict Construction	47
9.7	Captions	47
9.8	No Third Party Beneficiaries	48

9.9	Complete Agreement	48
9.10	Counterparts	48
9.11	Governing Law	48

Exhibits and Schedules

Exhibit A	Form of LLC Agreement
Exhibit B	Form of Administrative Services Agreement
Exhibit C	Form of Advisory Agreement
Exhibit D	Form of Environmental Matters Indemnification Agreement
Exhibit E	Foreign Affidavit
Schedule 3.2(c)	Required Closing Consents

SHARE PURCHASE and SUBSCRIPTION AGREEMENT

THIS SHARE PURCHASE AND SUBSCRIPTION AGREEMENT (this “Agreement”) is entered into as of January 17, 2020, by and among HPRM LLC, a Delaware limited liability company (the “Company”), Vertex Energy Operating, LLC, a Texas limited liability company (the “Seller”), Tensile-Heartland Acquisition Corporation, a Delaware corporation (“Buyer”), solely for the purposes of Section 2.5, Vertex Refining Myrtle Grove LLC, a Delaware limited liability company (“Myrtle Grove LLC”), and, solely for the purposes of Section 2.5 and Section 9.1, Vertex Energy, Inc., a Nevada corporation (“Vertex Parent”). Capitalized terms used in this Agreement have the meanings assigned to such terms in Article 1 and elsewhere throughout this Agreement.

RECITALS

WHEREAS, Seller previously held of record and beneficially all of the issued and outstanding units of the Operating Company (the “Operating Company Units”);

WHEREAS, in preparation for the transactions contemplated by this Agreement, Seller formed the Company and contributed the Operating Company Units to the Company in exchange for 13,500 Class A-1 Preferred Units, 13,500 Class A Common Units and 11,300 Class B Common Units (the “Contribution and Exchange”);

WHEREAS, immediately following the Contribution and Exchange, Seller distributed 248 Class B Common Units to Vertex Parent; immediately following such distribution, Vertex Parent contributed such 248 Class B Common Units to Splitter as a contribution to capital (together with the Contribution and Exchange, the “Reorganization”);

WHEREAS, Seller desires to sell, and Buyer desires to purchase from Seller, upon the terms and conditions set forth herein, the Purchased Units;

WHEREAS, concurrently with the sale of the Purchased Units, the Company desires to issue to Buyer, and Buyer desires to purchase from the Company, the Issued Units;

WHEREAS, concurrently with the Closing, Buyer, Seller, Splitter and the Company will enter into an amended and restated limited liability company agreement of the Company setting forth the rights and obligations of the members of the Company in the form attached hereto as Exhibit A (the “Amended and Restated Limited Liability Company Agreement”);

WHEREAS, at the Closing, Buyer, Seller and the Company will enter into an administrative services agreement pursuant to which Seller will provide administrative services to the Company in the form attached hereto as Exhibit B (the “Administrative Services Agreement”);

WHEREAS, at the Closing, the Company and Tensile Capital Management will enter into an advisory agreement in the form attached hereto as Exhibit C (the “Advisory Agreement”);

WHEREAS, at the Closing, Buyer, Seller, Vertex Parent and the Company will enter into an Environmental Remediation and Indemnity Agreement pursuant to which Seller will indemnify Buyer and the Company with respect to certain environmental liabilities in the form attached hereto as Exhibit D (the “Environmental Matters Indemnification Agreement”); and

WHEREAS, the Company, Splitter, Seller and Buyer each expect to benefit from the consummation of the transactions contemplated hereby and, to induce each other to enter into this Agreement, agree to be bound by the terms and provisions in this Agreement.

NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Parties to this Agreement agree as follows:

Article 1

DEFINITIONS

1.1       Definitions

For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Accounts Receivable” means all accounts and notes receivable of the Company Group (whether or not evidenced by a note) net of any doubtful accounts at the time of such calculation, with any balance that is greater than 90 days past due to be reserved as a doubtful account.

“Affiliate” of any particular Person shall mean any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by or under common control with such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or foreign income Tax Law).

“Agreed Value” means $24,800,000.

“Aggregate Consideration” means the Purchase Price plus the Subscription Price.

“Business” means the collection, storage, transportation, transfer, refining, re-refining, distilling, aggregating, processing, blending, sale of used motor oil, used lubricants, wholesale finished lubricants, recycled fuel oil, or related products and services such as vacuum gas oil, base oil, and asphalt flux, provided, however, the business shall not include Swap Transactions where both sides of the transaction are outside the Territory, or sales of imported Group III base oil.

“Business Data” means all business information and all personally-identifying information and data (whether of employees, contractors, consultants, customers, consumers, or other Persons and whether in electronic or any other form or medium) that is in the possession or control of Company Group and is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Company’s Business Systems.

“business days” means any day other than a Saturday or Sunday or a day on which banks in San Francisco, California are obligated by applicable Law or executive order to close.

“Buyer Fundamental Representations” means the representations and warranties of Buyer set forth in Sections 6.1 (Organization and Power), 6.2 (Authorization), and 6.5 (Brokerage).

“Buyer Transaction Expenses” means all of Buyer’s fees and expenses incurred in connection with the transactions contemplated by this Agreement not otherwise reimbursed by Seller or its Affiliates in connection with that certain agreement, dated as of July 25, 2019, by and among Myrtle Grove LLC, Tensile-Myrtle Grove Acquisition Corporation, Seller and Vertex Parent, which fees and expenses shall not exceed $950,000.

“Class A Common Units” means the Class A Common Units of the Company.

“Class A-1 Preferred Units” means the Class A-1 Preferred Units of the Company.

“Class A-2 Preferred Units” means the Class A-2 Preferred Units of the Company.

“Class B Common Units” means the Class B Common Units of the Company.

“Closing Payment” means the Purchase Price minus the Seller Transaction Expenses.

“Code” means the Internal Revenue Code of 1986.

“Company Group” means, collectively, the Company and each of its Subsidiaries.

“Company Proprietary Rights” means all Intellectual Property and Intellectual Property Rights, including all Intellectual Property Rights in Company Software, owned, purported to be owned, used or held for use by any entity in the Company Group.

“Data Security Requirements” means, collectively, all of the following to the extent relating to Data Treatment or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company Group, to the conduct of its Business, or to any of the Business Systems or any Business Data: (i) the Company Group’s own rules, policies, and procedures; (ii) all laws, rules and regulations applicable to the Company; (iii) industry standards applicable to the industry in which the Business operates to the extent applicable to the conduct of the Business (including, if applicable, the Payment Card Industry Data Security Standard (PCI DSS)); and (iv) contracts into which each member of the Company Group has entered or by which it is otherwise bound.

“Data Treatment” means the access, collection, use, processing, storage, sharing, distribution, transfer, disclosure, security, destruction, or disposal of any personal, sensitive, or confidential information or data (whether in electronic or any other form or medium).

“Dispute Procedure” means the engagement of an independent accounting firm reasonably acceptable to Buyer and Seller for the purpose of calculating the amount of Actual Indebtedness. For the avoidance of doubt, the independent accounting firm shall (i) only calculate Actual Indebtedness and (ii) not assign a value to Actual Indebtedness greater than the amount of Actual Indebtedness claimed by Buyer or lower than the value of Actual Indebtedness claimed by Seller. Any item not specifically submitted to the independent accounting firm shall be deemed final and binding on the parties. Buyer and Seller shall specify that the independent accounting firm will act as a neutral expert and not as a mediator or as a fiduciary to or advocate of either Buyer or Seller and shall instruct the independent accounting firm to reach a decision as promptly as practicable, and in any event within thirty (30) days of the date on which such dispute was referred to the independent accounting firm. The determination of the independent accounting firm shall be set forth in a written statement delivered to Buyer and Seller and, absent manifest error, the calculation of the independent accounting firm shall be binding. The fees for such independent accounting firm shall be equitably apportioned by the independent accounting firm based on the percentage of any disputed amount decided in favor of Buyer or Seller.

“Encina Loan” means the senior secured loan described in Section 2.1(b).

“Environmental Law” means any Law relating to pollution, public or worker health or safety, or the protection of the environment or natural resources, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), and the regulations promulgated pursuant thereto.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excess Indebtedness” means the amount, if any, by which the Final Indebtedness exceeds $5,000,000.

“GAAP” means generally accepted accounting principles, consistently applied, in the United States as promulgated by all relevant accounting authorities.

“Government Licenses” means all permits, licenses (other than licenses to Intellectual Property), franchises, orders, registrations, certificates, variances, approvals and other authorizations obtained from Governmental Authorities or other similar rights, and all data and records pertaining thereto, including those listed on the attached Schedule 4.12 (as defined below).

“Governmental Authority” means any (i) federal, state, local, municipal, foreign or other government, (ii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, commission, board, bureau, department or other entity and any court or other tribunal), (iii) multinational organization or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature, including any arbitrator (whether public or private).

“Guarantee” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon the debt, obligation or other liability of any other Person (other than by endorsements of instruments in the ordinary course of collection), or guarantees of the payment of dividends or other distributions upon the shares of any other Person.

“Hazardous Materials” means any material, substance, chemical, contaminant, pollutant or waste that is regulated, defined or listed as hazardous or toxic, or for which liability or standards of conduct may be imposed, under any Environmental Law, including any petroleum or petroleum byproducts, asbestos, polychlorinated biphenyls, noise, odors and radiation.

“Insider” means (i) any officer, manager or director of any entity in the Company Group or Seller; (ii) any relative by blood or marriage of any individual listed in clause (i) hereof; (iii) any Person in which any individual listed in clauses (i) or (ii) hereof has a beneficial interest equal to 10% or greater of the voting power thereof; or (iv) any Affiliate of any of the foregoing.

“Intellectual Property” means all (i) computer software and software systems (including Source Code, object code, data, data bases and related documentation); (ii) confidential information, and proprietary data and information (including compilations of data (whether or not copyrighted or copyrightable), ideas, formulae, compositions, blends, processes, know-how, manufacturing and production processes and techniques, inventions (whether or not patentable and whether or not reduced to practice), research and development information, drawings, specifications, designs, plans, improvements, proposals, technical data, financial and accounting data, business and marketing plans, and customer and supplier lists and related information); and (iii) all copies and tangible embodiments of the foregoing (in whatever form or medium).

“Intellectual Property Rights” means all registered and unregistered intellectual property rights throughout the world, including all of the following items and any and all corresponding rights that, now or hereafter, may be secured throughout the world: (i) patents, patent applications, and any reissues, continuations, continuations-in-part, divisions, continued prosecution applications, extensions, as well as all reissues or reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, slogans, trade names, Internet domain names, corporate names and other indicia of source and all registrations and applications for registration thereof, together with all goodwill associated therewith; (iii) copyrights, copyrightable works and works of authorship, and all registrations and applications for registration thereof; (iv) mask works and all registrations and applications for registration thereof; and (v) rights in trade secrets.

“Indebtedness” means, without duplication, as of immediately prior to the Closing, all obligations of the Company Group (i) for borrowed money, (ii) owed under a credit facility or evidenced by any note, debenture, performance bond or other debt security or similar instrument or similar obligations which are secured by a Lien, (iii) pursuant to any lease that is, or is required to be in accordance with GAAP, classified as a capital lease, (iv) for the deferred purchase price of property or services (other than trade liabilities incurred in the ordinary course of business) (v) under or pursuant to which a Person assures a creditor against loss including, without limitation, reimbursement obligations of such Person under letters of credit, whether or not such letters of credit have been drawn, (vi) for accrued but unpaid interest, unpaid prepayment or redemption penalties, premiums or payments and unpaid fees and expenses that are payable in connection with retirement or prepayment of any of the foregoing, (vii) required to be treated as debt under GAAP, and (viii) in respect of any guarantees of any of the foregoing for the benefit of another Person.

“Issued Units” means 7,500 Class A Common Units and 7,500 Class A-1 Preferred Units.

“Knowledge” means (i) with respect to any member of the Company Group and Seller, the knowledge after due inquiry of Lance Butler, Ben Cowart, Chris Carlson, Dave Peel, Alvaro Ruiz, Erica Snedegar, Jeff Snedegar, Kyle Snider, Mike Stieneker, and John Strickland, Sr.; (ii) with respect to Buyer, the knowledge after due inquiry of its directors, managers, and executive officers.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy, any land, buildings, improvements, fixtures or other interest in real property held by the Company Group.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), pursuant to which any entity in the Company Group holds any Leased Real Property, including the right to all security deposits and other amounts deposited by or on behalf of any entity in the Company Group.

“Liens” means any lien, encumbrance, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude or agreement, transfer restriction (other than under state or federal securities laws) under any shareholder, stockholder or similar agreement, encumbrance or any other restriction or limitation whatsoever.

“Loss” means any (i) loss, liability, Tax, deficiency, diminution in value, damage (whether direct, indirect, incidental, consequential, lost profits, special or multiple-based damages and all other similar damages, but excluding punitive damages, except to the extent such damages are paid to a third party), claim or injury or (ii) expense (including reasonable legal expenses and costs, consultants’ fees and expenses).

“Material Adverse Effect” means any event, circumstance, change, occurrence or effect that, individually or in the aggregate with all other events, circumstances, changes, occurrences or effects, (i) has or would reasonably be expected to have a material adverse effect upon the assets, liabilities, business, condition (financial or otherwise), results of operations, employee, customer or supplier relations of any member of the Company Group or the Company Group taken as a whole; or (ii) that has or would reasonably be expected to prevent or materially delay or impair the ability of Seller to consummate the transactions contemplated by this Agreement; provided that none of the following shall be deemed to constitute a Material Adverse Effect: any event (i) resulting from general economic, political, financial, banking, credit or securities market conditions, including any disruption thereof and any interest or exchange rate fluctuations, (ii) affecting companies in the industries, markets or geographical areas in which the Company conducts its business, (iii) resulting from natural disasters, acts of terrorism or war (whether or not declared), or epidemics or pandemics, provided, that the foregoing exclusions shall not apply to the extent the Company is disproportionately adversely affected by any event relative to other participants in the industries in which the Company operates.

“Operating Company” means Vertex Refining OH, LLC, an Ohio limited liability company.

“Organizational Documents” means, with respect to any entity, (i) the certificate or articles of incorporation and the bylaws, or the certificate of formation and partnership agreement or operating agreement, as applicable, and (ii) any documents comparable to those described above as may be applicable to such entity pursuant to any applicable Law or by contract.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, including, without limitation, air, oil, gas, mineral and water rights, owned by the Company Group.

“Party” means each of Buyer, the Company, Seller, solely for the purposes of Section 2.5, Myrtle Grove LLC, and solely for the purposes of Section 2.5 and Section 9.1, Vertex Parent, and collectively, the “Parties.”

“Permitted Liens” means (i) Liens for Taxes not yet due and payable as of the Closing Date or the validity of which is being contested in good faith by appropriate proceedings and as to which reserves have been established in accordance with GAAP on the face of the Latest Balance Sheet reflecting the full amount of such contested Taxes; (ii) statutory landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business and for amounts which are not yet due and payable or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iii) encumbrances and restrictions on real property (including easements, covenants, rights of way and similar matters affecting title), zoning, building and other land use Laws imposed by any Governmental Authority having jurisdiction over such parcel that do not materially interfere with the current use, occupancy, value or marketability of title of the property subject thereto; and (iv) Liens listed in Schedule 4.3(d).

“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Authority.

“Proceeding” means all litigation, suits, actions, claims, charges, prosecutions, complaints, material grievances, arbitrations, audits, examinations, investigations, hearings, inquiries and other proceedings (in each case, whether civil, criminal, administrative, judicial or investigative, whether formal or informal, and whether public or private).

“Purchase Price” means $13,500,000 minus the Excess Indebtedness.

“Purchased Units” means 13,500 Class A-1 Preferred Units and 13,500 Class A Common Units.

“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, migration or dumping into or through the environment.

“Securities Act” means the Securities Act of 1933.

“Seller Fundamental Representations” means the representations and warranties of Seller or the Company set forth in Sections 4.1 (Organization and Power), 4.2 (Authorization), 4.3 (Capitalization; No Breach), 4.8(a) (Absence of Certain Developments) 4.5(d) (Financial Statements; Indebtedness), 4.20 (Brokerage), 4.21 (Affiliate Transactions), 4.24 (Sufficiency of Assets), 5.1 (Organization and Power), 5.2 (Authorization), 5.5 (Brokerage) and 5.6 (Securities).

“Seller Transaction Expenses” means the aggregate amount of all fees and expenses, incurred by or on behalf of any member of the Company Group for which any member of the Company Group is liable in connection with the negotiation, preparation or execution of this Agreement or any documents or agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby, which amounts have not been paid by Seller or adequate provision for payment made by Seller and that, post-Closing, remain an obligation of any member of the Company Group, including (i) any fees and expenses associated with obtaining necessary or appropriate waivers, consents or approvals of any Governmental Authorities or third parties on behalf of any member of the Company Group, (ii) any fees or expenses associated with obtaining the release and termination of any Liens (other than Permitted Liens), (iii) all brokers’ or finders’ fees, (iv) fees, costs and expenses of counsel, advisors, consultants, investment bankers, accountants, auditors and experts and (v) all sale, change-of-control, “stay-around,” retention, or similar bonuses, or payments to current or former directors, employees and other service providers of any member of the Company Group payable as a result of or in connection with the transactions contemplated hereby and any Taxes payable by any member of the Company Group in connection therewith, in each case that are unpaid as of immediately prior to the Closing.

“Source Code” means computer software and code, in form other than object code form, including related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code that is not object code or executable code, which may be printed out or displayed in human readable form.

“Splitter” means Vertex Splitter Corporation, a Delaware corporation.

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof.

“Subscription Payment” means the Subscription Price minus the Buyer Transaction Expenses.

“Subscription Price” means $7,500,000.

“Swap Transaction” means the exchange of used motor or industrial oil at one location with another used motor or industrial oil collection business or re-refiner at another location, provided, however, it shall not include any such transaction that would require the Company to provide products or services that the Company is not then able to perform or provide.

“Tax” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, membership interests, social security, escheat or abandoned property, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing; the foregoing, whether disputed or not shall include any transferee or secondary liability for a Tax and any liability assumed by agreement or arising as a result of being (or ceasing to be) a member of any Affiliated Group or being included (or required to be included) in any Tax Return relating thereto.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any amendment thereto or any related or supporting schedule, statement or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax of any party or the administration of any Laws, regulations or administrative requirements in any jurisdiction relating to any Tax.

Article 2

PURCHASE AND SALE; subscription

2.1           Purchase and Sale.

(a)

On and subject to the terms and conditions of this Agreement, at the Closing, Buyer agrees to purchase from Seller, and Seller agrees to sell assign, convey and transfer to Buyer, all of the Purchased Units free and clear of all Liens (other than any restrictions under the Securities Act and state securities Laws), in exchange for the Purchase Price. At the Closing, Buyer agrees to pay, or cause to be paid, to Seller the Closing Payment in exchange for the Purchased Units calculating the Excess Indebtedness, if any, using Estimated Indebtedness in lieu of Final Indebtedness.

(b)

Seller shall, at the Closing, use $7,000,000 of the proceeds received from the sale of the Purchased Units to pay down the amount of Indebtedness then owing under the Credit Agreement, effective as of February 1, 2017, with Encina Business Credit, LLC as agent and Encina Business Credit SPV, LLC and CrowdOut Capital LLC as lenders thereunder (the “Encina Loan”), which payment shall secure a release of all Liens secured by any of the Company Group’s assets (other than the Permitted Liens).

(c)

At the Closing, Seller agrees to pay, or cause to be paid, such certain amount (as notified to Buyer in writing immediately prior to Closing) to the Company’s balance sheet (“Additional Contribution”), as is necessary to ensure that the total amount of the Company’s balance sheet immediately after Closing is $350,000, $250,000 of which shall be reserved for the Company’s working capital purposes, and $100,000 of which shall be applied by the Company towards the payment of Buyer Transaction Expenses at or after Closing.

2.2           Indebtedness; Valuation Adjustment.

(a)       At least five days prior to the Closing Date, Seller shall deliver to Buyer its good faith estimate of the aggregate Indebtedness of the Company Group as of the Closing (the “Estimated Indebtedness”). As promptly as practicable, but in any event within 30 days after the Closing Date, Buyer shall deliver to Seller its calculation of the aggregate Indebtedness of the Company Group as of the Closing (the “Actual Indebtedness”) as well as its good faith estimate of the amount by which the equity value of the Company at Closing exceeded or was less than the Agreed Value (the “Proposed Valuation Adjustment” and together with the calculation of Actual Indebtedness, the “Closing Statement”). The Proposed Valuation Adjustment shall equal zero minus (i) the amount of Actual Indebtedness (disregarding, for the avoidance of doubt, any Excess Indebtedness that reduced the Purchase Price on a dollar-for-dollar basis at the Closing plus any Additional Excess Indebtedness determined post-Closing) less (ii) the accretive value, if any, of investments or acquisitions made with the proceeds of loans or other transactions comprising Actual Indebtedness (taking into account the impact on the Company’s EBITDA resulting from such acquisitions and/or investments). If Seller has any objections to the matters set forth on the Closing Statement, Seller shall deliver to Buyer a statement setting forth its objections thereto (an “Objections Statement”) and the basis for such objection and attach reasonably detailed supporting documentation. If an Objections Statement is not delivered to Buyer within 30 days after delivery of the Closing Statement, the Proposed Valuation Adjustment delivered by Buyer shall be deemed the “Final Valuation Adjustment” and Actual Indebtedness shall be deemed the “Final Indebtedness” and each shall be final, binding and non-appealable. If Seller does deliver an Objections Statement within such 30-day period Seller and Buyer shall negotiate in good faith to resolve the dispute set forth in the Objections Statement and to agree on the calculation of Actual Indebtedness and the Final Valuation Adjustment. If resolution with respect to the amount of Actual Indebtedness is not reached within 30 days after delivery of the Objections Statement, the dispute shall be resolved pursuant to the Dispute Procedure and the resulting calculation of Indebtedness shall be the “Final Indebtedness” and shall be final, binding and non-appealable. If the Final Indebtedness results in additional Excess Indebtedness, then, within three business days (any such amount, the “Additional Excess Indebtedness”), Seller shall wire to the Company immediately available funds in the amount of the Additional Excess Indebtedness. If resolution with respect to the Proposed Valuation Adjustment is not reached by the later of (x) the date that is 30 days after the delivery of the Objections Statement and (y) five days after the determination of Final Indebtedness, the “Final Valuation Adjustment” shall equal zero minus Actual Indebtedness (as agreed between the parties hereto or determined pursuant to the Dispute Procedure, as the case may be and disregarding, for the avoidance of doubt, any Excess Indebtedness that reduced the Purchase Price on a dollar-for-dollar basis at the Closing plus any Additional Excess Indebtedness determined post-Closing); provided that the Final Valuation Adjustment shall not be greater than $5,000,000 nor be less than -$5,000,000.

(b)       As soon as reasonably practicable after the Final Valuation Adjustment is determined pursuant to Section 2.2(a), Buyer and Seller shall cause the Company to issue to Seller or cancel Class B Common Units then held by Seller, as the case may be, as follows:

(i)       if the Final Valuation Adjustment is a negative number, the Company shall cancel the number of Class B Common Units equal to the absolute value of the Final Valuation Adjustment divided by 1,000.

(ii)       if the Final Valuation Adjustment is a positive number, the Company shall issue the number of Class B Common Units equal to the Final Valuation Adjustment divided by 1,000.

(c)

On or before April 15, 2020, Seller shall deliver to Buyer its good faith estimate of the amount equal to the operating cash flow generated by the Company from the period commencing with and including January 1, 2020 and ending on the Closing Date, before any amounts paid or applied, in the ordinary course of business and consistent with past practice, towards repayment of the Encina Loan during such period (the “Cash Adjustment Estimate”), and any reasonably detailed supporting documentation. The Cash Adjustment Estimate must be a positive number. If Buyer has any objections to the calculation of the Cash Adjustment Estimate, Buyer shall notify Seller of its objection in writing and the basis for such objection (“Cash Adjustment Objection”). If a Cash Adjustment Objection is not delivered to Seller within 30 days after Buyer’s receipt of the Cash Adjustment Estimate, the Cash Adjustment Estimate delivered by Seller shall be deemed the “Final Cash Adjustment” and shall be final, binding and non- appealable. If Buyer does deliver a Cash Adjustment Objection within such 30-day period, Seller and Buyer shall negotiate in good faith to resolve the dispute and to agree on the calculation of Final Cash Adjustment. If resolution with respect to the amount of Final Cash Adjustment is not reached within 30 days after Buyer’s delivery of the Cash Adjustment Objection, the dispute shall be resolved pursuant to the Dispute Procedure and the resulting calculation shall be deemed the Final Cash Adjustment and shall be final, binding and non-appealable. Seller shall, within three business days of the determination of the Final Cash Adjustment, wire to the Company immediately available funds in the amount of the Final Cash Adjustment.

2.3           Subscription. Buyer hereby subscribes and agrees to pay for, and the Company hereby accepts such subscription and agrees to issue to Buyer the Issued Units for the Subscription Price simultaneously with the consummation of the closing of the purchase and sale at the Closing. Buyer hereby agrees that it will pay, or cause to be paid, to the Company the Subscription Payment in exchange for the Issued Units.

2.4          Closing and Effective Date. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) will occur on the date hereof, simultaneously with the execution of this Agreement and will take place via the electronic exchange of signature pages. The date upon which the Closing occurs shall be referred to herein as the “Closing Date.” The sale of the Purchased Units and the issuance of the Issued Units contemplated by this Agreement shall be deemed to take place and be effective at 12:01 a.m. Pacific Time on January 1, 2020 (“Effective Date”).

2.5

Myrtle Grove Purchase. At the Closing, Seller and Myrtle Grove LLC will enter into a subscription agreement for the purchase by Seller of 1,000 newly issued Class A Units of Myrtle Grove LLC from Myrtle Grove LLC at a cost of $1,000 per Class A Unit (“Myrtle Grove Subscription Agreement”).

2.6          Second Closing. At Buyer’s sole election, at any time after the Closing, Buyer may, subject to the terms and conditions of this Agreement, purchase from the Company up to 7,000 Class A-2 Preferred Units at a cost of $1,000 per Class A-2 Preferred Unit.

2.7          Withholding. Notwithstanding any other provision in this Agreement, Buyer and the Company shall have the right to deduct and withhold any Taxes required to be withheld under the Code or similar state or local tax Law from any payments to be made hereunder. To the extent that amounts are so withheld and paid to the appropriate Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the applicable Seller or any other recipient of payment in respect of which such deduction and withholding was made.

Article 3

CLOSING DELIVERABLES

3.1           Closing Deliverables of Buyer. At or prior to the Closing (unless waived in writing by the Company in its sole discretion), Buyer shall have:

(a)       delivered, or caused to be delivered, to the Company and Seller:

(i)         certified copies of the resolutions duly adopted by Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(ii)        a duly executed counterpart signature page to the Amended and Restated Limited Liability Company Agreement;

(iii)       a duly executed counterpart signature page to the Administrative Services Agreement;

(iv)       a duly executed counterparty signature page to the Advisory Agreement;

(v)       a duly executed counterpart signature page to the Environmental Matters Indemnification Agreement; and

(b)       paid or cause to be paid:

(i)        to Seller, the Closing Payment in accordance with Section 2.1;

(ii)       to the Company, the Subscription Payment in accordance with Section 2.2; and

(iii)     at Buyer’s sole discretion, to (A) the Company’s creditors in respect of the Company’s Indebtedness or (B) the Company’s balance sheet, the aggregate amount of the Excess Indebtedness.

3.2           Closing Deliverables of the Company and Seller. At or prior to the Closing (unless waived in writing by Buyer in its sole discretion), the Company and Seller shall have delivered, or caused to have delivered, to Buyer all of the following:

(a)       certified copies of the resolutions duly adopted by the (i) board of managers of the Company, and (ii) board of managers of Seller, in each case authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby;

(b)       certificates of the appropriate officials of the jurisdictions in which each member of the Company Group is formed and each jurisdiction where such Person is qualified to do business stating that such Person is in good standing, qualified to do business or the equivalent certified on a date not greater than five business days prior to the Closing Date;

(c)       all consents and approvals by Governmental Authorities or other Persons that (i) are required in respect of any Company Material Contract and (ii) the consents and approvals set forth on Schedule 3.2(c) hereof, all on terms and conditions reasonably satisfactory to Buyer;

(d)       a duly executed counterpart signature page to the Amended and Restated Limited Liability Company Agreement;

(e)       a duly executed counterpart signature page to the Administrative Services Agreement;

(f)       a duly executed counterparty signature page to the Advisory Agreement;

(g)       a duly executed counterpart signature page to the Environmental Matters Indemnification Agreement;

(h)       a non-foreign affidavit delivered by Seller and dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code Section 1445 stating that such Person is not a “Foreign Person” as defined in Code Section 1445 in the form attached as Exhibit E hereto;

(i)

the Myrtle Grove Subscription Agreement, duly executed by Seller and Myrtle Grove LLC and dated as of the Closing Date;

(j)       Real Estate Matters:

(i)       Title Insurance. ALTA Owner’s Title Insurance Policy (or other form of policy acceptable to Buyer) for each Owned Real Property (other than Owned Real Property located outside the United States), issued by a title insurance company satisfactory to Buyer (the “Title Company”), together with a copy of all documents referenced therein (which may be in the form of a mark-up of a pro forma of the commitments for title insurance (“Title Commitments”)) in accordance with the Title Commitments, insuring the Company’s or Subsidiary’s fee simple title to each Owned Real Property as of the Closing Date (including all recorded appurtenant easements insured as separate legal parcels) with gap coverage from the Company through the date of recording, subject only to Permitted Liens, in such amount, not to exceed in the aggregate the Purchase Price, as Buyer reasonably determines to be the value of the Owned Real Property insured thereunder and allocated in the manner determined by Buyer (the “Title Policies”). Each of the Title Policies shall include an extended coverage endorsement (insuring over the general or standard exceptions), ALTA Form 3.1 zoning (with parking and loading docks) and all other endorsements reasonably requested by Buyer, in form and substance reasonable satisfactory to Buyer. Seller shall pay all fees, costs and expenses with respect to the Title Commitments and Title Policies.

(ii)       Survey. Buyer shall have obtained no later than ten (10) days prior to the Closing, a survey for each Owned Real Property, dated no earlier than the date of this Agreement, prepared by a licensed surveyor satisfactory to Buyer, and conforming to 2016 ALTA/NSPS Land Title Surveys, jointly established and adopted by ALTA and NSPS, including Table A Items Nos. 1, 2, 3, 4, 6, 7(a), 7(b)(1), 7(c), 8, 9, 10, 11(b), 13, 14, 15 and 16, and such other standards as the Title Company and Buyer require as a condition to the removal of any survey exceptions from the Title Policies, and certified to Buyer, Buyer’s lender and the Title Company, in a form satisfactory to each of such parties (the “Surveys”). The Surveys shall not disclose any encroachment from or onto any of the Real Property or any portion thereof or any other survey defect which has not been cured to Buyer’s reasonable satisfaction prior to the Closing. Seller shall pay all fees, costs and expenses with respect to the Surveys.

(iii)       Consents. To the extent required by the terms of any Lease set forth in Schedule 3.2(c), a consent from the landlord/lessor under each such Lease to the transfer of any such Lease by reason of the transactions contemplated under this Agreement; and

(k)

Additional Contribution. Seller shall have paid, or cause to the paid, the Additional Contribution to the Company’s balance sheet.

Article 4

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE COMPANY

As an inducement to Buyer to enter into this Agreement, Seller and the Company hereby jointly and severally make, as of the date hereof, the following representations and warranties to Buyer.

4.1         Organization and Power.

The Company is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware. The Operating Company is a limited liability company, duly organized, validly existing and in good standing under the Laws of the state of Ohio. Each member of the Company Group is qualified to do business and is in good standing in the jurisdictions listed across from the name of such member of the Company Group on the attached Schedule 4.1, which jurisdictions constitute all of the jurisdictions in which the ownership of properties or the conduct of business requires such member of the Company Group to be so qualified. Each member of the Company Group has all requisite limited liability company power and authority and all licenses, permits and authorizations necessary to own and operate its assets and to carry on its business as presently conducted. The Organizational Documents of each member of the Company Group that have previously been furnished to Buyer reflect all amendments thereto and are correct and complete. No member of the Company Group in default under or in violation of any provision of its Organizational Documents.

4.2         Authorization.

The Company has all necessary limited liability company power and authority to execute and deliver this Agreement and each other agreement, document or instrument or certificate contemplated hereby and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and each other agreement, document or instrument or certificate contemplated hereby to which it is a party and each of the transactions contemplated hereby or thereby have been duly and validly authorized by the Company and no other act or proceeding on the part of any entity in the Company Group, their respective equityholders are necessary to authorize the execution, delivery or performance by the Company of this Agreement or each other agreement, document or instrument or certificate contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Company. This Agreement and each other agreement, document or instrument or certificate contemplated hereby, assuming the due authorization, execution and delivery thereof by Buyer (to the extent a party thereto), constitutes a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (“Enforceability Exceptions”).

4.3           Capitalization.

(a)       As of immediately prior to the Closing, the issued and outstanding equity interest of the Company consists solely of 13,500 Class A Common Units and 13,500 Class A-1 Preferred Units held by Seller and 11,052 Class B Common Units held by Seller and 248 Class B Common Units held by Splitter (collectively, the “Company Units”). All of the Company Units were duly authorized, validly issued and are free of all preemptive rights. There are no outstanding (i) securities convertible into or exchangeable for the equity interests of the Company, (ii) options, warrants or other rights to purchase or subscribe for equity interests in the Company, or (iii) contracts or understandings of any kind relating to the issuance, transfer, repurchase, redemption, reacquisition or voting of any equity interests of the Company, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, the Company, is party or bound. With respect to any equity securities of the Company subject to a “substantial risk of forfeiture” (within the meaning of Code Section 83 and the Treasury Regulations promulgated thereunder), the applicable holder thereof made a valid Code Section 83(b) election. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company and (y) there are no agreements to which the Company is a party or by which it is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act or any other securities Law, or sale or transfer (including agreements relating to preemptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. There are no agreements with respect to the voting (including voting trusts or proxies) or sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. All of the issued and outstanding Company Units were issued in material compliance with applicable federal and state securities Laws. The Issued Units have been duly authorized and, upon issuance to Buyer in accordance with this Agreement, validly issued, and shall have been issued in accordance with the registration or qualification provisions of the Securities Act, and any applicable state securities Laws, or, in each case, pursuant to valid exemptions therefrom. Immediately following the Closing shall be as set forth on Schedule 4.3(a).

(b)       The Company is the beneficial and record owner of all authorized and outstanding equity interests of the Operating Company, free and clear of all Liens (except for Permitted Liens and those imposed by federal or state securities laws). All the issued and outstanding equity interests of the Operating Company are duly authorized, validly issued, fully paid and free of any preemptive rights in respect thereto. There are no outstanding (i) securities convertible into or exchangeable for the equity interests of the Operating Company, (ii) options, warrants or other rights to purchase or subscribe for equity interests in the Operating Company, or (iii) contracts or understandings of any kind relating to the issuance, transfer, repurchase, redemption, reacquisition or voting of any equity interests in the Operating Company, any such convertible or exchangeable securities or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, the Operating Company, is party or bound. With respect to any equity securities of the Company subject to a “substantial risk of forfeiture” (within the meaning of Code Section 83 and the Treasury Regulations promulgated thereunder), the applicable holder thereof made a valid Code Section 83(b) election. There are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Operating Company and (y) there are no agreements to which the Operating Company is a party or by which it is bound with respect to the voting (including voting trusts or proxies), registration under the Securities Act or any other securities Law, or sale or transfer (including agreements relating to preemptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Operating Company. There are no agreements with respect to the voting (including voting trusts or proxies) or sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Operating Company.

(c)       Except for the Company’s ownership of the Operating Company, no entity in the Company Group owns or controls, directly or indirectly, any stock, partnership interest, joint venture interest, equity participation or other security or interest in any other Person.

4.4           No Breach.

Except as set forth on the attached Schedule 4.4, the execution, delivery and performance by the Company of this Agreement and each other agreement, document or instrument or certificate contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby do not and will not (a) violate, conflict with, result in any material breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice or consent under (i) any entity in the Company Group’s Organizational Documents or (ii) any Company Material Contract, (b) result in the creation or imposition of any Lien upon any material assets of the Company Group or any of the equity interests of any entity in the Company Group, (c) require the Company Group to obtain any authorization, consent, approval, exemption or other action by or notice to any court, other Governmental Authority or other Person or entity under, the provisions of any applicable Law, or (d) violate or require any consent or notice under any Law, statute, regulation, rule, judgment, decree, order, stipulation, injunction, charge or other restriction of any Governmental Authority to which any entity in the Company Group or any of its assets are subject, or by which any entity in the Company Group or any of its assets are bound or affected.

4.5           Financial Statements; Indebtedness.

(a)       Schedule 4.5(a) sets forth: (i) the unaudited balance sheets and statements of cash flow of the Operating Company as of December 31, 2019, and the related monthly unaudited statements of operations for the one-month period then ended (such statements, the “Latest Balance Sheet”); and (ii) audited balance sheets, statements of cash flows and statements of operations for the twelve-month periods ended December 31, 2018 and December 31, 2017 (together with the Latest Balance Sheet, the “Financial Statements”).

(b)       Each of the Financial Statements (including in all cases, the notes thereto, if any) is accurate, correct and complete, is based upon and consistent with information contained in the books and records of the Operating Company (which books and records are accurate, correct and complete) and fairly presents the financial condition and results of operations of the Operating Company as of the periods referred to therein in accordance with GAAP. The Financial Statements have been prepared in accordance with GAAP, as consistently applied by the Operating Company throughout such periods. The Operating Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that transactions are recorded in a timely manner and as necessary to permit preparation of Financial Statements in accordance with GAAP and to maintain accountability for earnings and assets. During the periods covered by the Financial Statements, the Operating Company’s external auditor was independent of the Operating Company and its management.

(c)       Except as set forth on Schedule 4.5(c), all Accounts Receivable are (i) valid receivables incurred in the ordinary course of business from bona fide sales of products and/or services, (ii) properly reflected on the Operating Company’s books and records and balance sheets in accordance with the Operating Company’s historical accounting practices, as consistently applied, and (iii) are not subject to any counterclaim, defense, or a claim for a chargeback, deduction, credit, set-off or other offset, other than as reflected by the reserve for bad debts. Notwithstanding anything to the contrary, the foregoing statement shall not be deemed to be a representation as to the collectability of any such Accounts Receivable. No Person has any Lien (other than Permitted Liens) on any Accounts Receivable or any part thereof, and no agreement for deduction, free goods or services, discount or other deferred price or quantity adjustment has been made by the Operating Company with respect to any Accounts Receivable of the Operating Company other than in the ordinary course of business or as set forth on Schedule 4.5(c).

(d)      Schedule 4.5(d) sets forth all Indebtedness of the Company.

4.6            Absence of Undisclosed Liabilities.

No entity in the Company Group has any Indebtedness, obligation or liability (in any case, whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated or due or to become due) other than: (i) liabilities and obligations set forth on face of the Latest Balance Sheet, (ii) liabilities and obligations which have arisen since the date of the Latest Balance Sheet in the ordinary course of business; (iii) liabilities and obligations under the contracts, agreements and arrangements set forth in Schedule 4.10, or under contracts, agreements and arrangements that are not required to be described thereon; and/or (iv) liabilities set forth on Schedule 4.6 (none of which, in the case of clauses (i), (ii) or (iii) hereof, is a liability resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of Law, environmental matter, claim or lawsuit).

4.7            No Material Adverse Effect.

Since December 31, 2015, no member of the Company Group has suffered a Material Adverse Effect.

4.8           Absence of Certain Developments.

Except as set forth in Schedule 4.8, since January 1, 2018, the Company Group has conducted the Business only in the ordinary course of business and in a manner materially consistent with past custom and practice, and no member of the Company Group has:

(a)

(i)       discharged or satisfied any material Lien or paid any material obligation or liability, other than current liabilities paid in the ordinary course of business, or cancelled, compromised, waived or released any material right or claim;

(ii)       (A) sold, assigned, leased, licensed or otherwise disposed of any of its material assets, except for sales of products in the ordinary course of business; (B) mortgaged, pledged or subjected its assets to any Lien, except for Permitted Liens; or (C) cancelled without fair consideration any material debts or material claims owing to or held by it;

(iii)        conducted its cash management customs and practices (including the collection of receivables, payment of payables, and pricing and credit practices) or otherwise managed its assets and liabilities other than in the ordinary course of business;

(iv)        made any capital expenditures or commitments therefor in excess of the amounts set forth in the Operating Company’s budget;

(v)        declared, set aside or paid any dividend or distribution of cash or other property to any equityholders of the Company with respect to its equity interests or purchased, redeemed or otherwise acquired any shares or any warrants, options or other rights to acquire its shares, or made any other payments to any equityholder of the Company;

(vi)        amended or authorized the amendment of the Organizational Documents of any entity in the Company Group;

(vii)       (A) made, changed or revoked any Tax election, settled or compromised any Tax claim or assessment related to Taxes, entered into any closing agreement related to Taxes, or changed (or made a request to any Governmental Authority to change) any material aspect of its method of accounting for Tax purposes; (B) prepared or filed any Tax Return (or any amendment thereof) unless such Tax Return or amendment shall have been prepared in a manner consistent with past practice; or (C) except as otherwise required by Law, made any material change in accounting or Tax reporting principles, methods or policies; or

(viii)       agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 4.8(a).

(b)

(i)           sold, assigned, leased, licensed, transferred, abandoned or permitted to lapse any material Government Licenses, or any of the Company Proprietary Rights or other intangible material assets, or disclosed any proprietary confidential information to any Person, except in the ordinary course of business (and in any event not with respect to any Company Proprietary Rights), or granted any license or sublicense of any rights under or with respect to any Intellectual Property other than non-exclusive licenses granted by the Company Group in the ordinary course of business consistent with past practices;

(ii)          (A) awarded or paid any bonuses to any employee, officer or director of the Company Group except (x) to the extent accrued on the Latest Balance Sheet or reflected on the Financial Statements and set forth on Schedule 4.8 or (y) as required under the terms of a Plan or PEO Plan; (B) entered into any new employment, deferred compensation, severance, change in control, transaction sale or similar agreement (nor amended any such existing agreement), or materially changed the job title, role or responsibilities of any key employee of the Company Group other than as set forth on Schedule 4.8; (C) increased or agreed to increase the compensation payable or to become payable by it or benefits to be provided to any current or former director, officer, employee or consultant of the Company Group other than in the ordinary course of business consistent with past practice, (D) except as required by Law or as contemplated by this Agreement, adopted, amended or terminated any Plan (or any such arrangement that would constitute a Plan if it were in effect on the date hereof) or made any other material change in employment terms for any employee, officer or director; or (E) terminated, amended or renegotiated any existing collective bargaining agreement or entered into any new collective bargaining agreement or multiemployer plan;

(c)       made any loans or advances to, or Guarantees for the benefit of, or entered into any transaction with any Insider, except for the transactions contemplated by this Agreement and for advances consistent with past custom and practice made to employees, officers and directors for travel or other business expenses incurred in the ordinary course of business;

(d)       suffered any extraordinary loss, damage, destruction or casualty loss or waived any rights of material value, whether or not covered by insurance and whether or not in the ordinary course of business;

(e)       created, incurred, assumed or guaranteed any Indebtedness, except trade payables or other current liabilities incurred in the ordinary course of business and liabilities under contracts entered into in the ordinary course of business;

(f)       acquired (including by merger, consolidation, or acquisition of stock or assets) any interest in, or any assets of, any Person or any division thereof;

(g)       failed to promptly pay and discharge current liabilities in an amount in excess of $20,000 except where disputed in good faith by appropriate proceedings;

(h)       (A) made any material change in the standard prices or terms of distribution of the products or services of any entity in the Company Group, (B) made any material change to its standard allowance or return policies with respect to the products or services of any entity in the Company Group, (C) except in the ordinary course of business, granted any material pricing, discount, allowance or return terms for any specific customer or supplier, including by materially modifying the manner in which the Company Group licenses or otherwise distributes its products to such customer, or (D) materially decreased the amount of any subscription or maintenance renewal fees due to any entity in the Company Group from the amount of such subscription or maintenance renewal fee payable to any entity in the Company Group during the preceding 12-month period;

(i)       instituted or settled any material Proceeding except for workers’ compensation claims in the ordinary course of business;

(j)       accelerated, terminated, modified or cancelled any Company Material Contract; or

(k)       agreed, committed, arranged or entered into any understanding to do anything set forth in this Section 4.8(b).

4.9           Real Properties.

(a)       Leased Real Property. The attached Schedule 4.9(a) sets forth the address of each Leased Real Property and a list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each Leased Real Property. The Seller has delivered to Buyer a true and complete copy of each such Lease document set forth in Schedule 4.9(a). Except as set forth in Schedule 4.9(a)(i), with respect to each of the Leases: (i) such Lease is legal, valid, binding on the applicable entity in the Company Group, and to the Knowledge of the Seller, on the other parties thereto, and is enforceable (subject to the effect of any Enforceability Exceptions) on the applicable entity in the Company Group, and to the Knowledge of the Seller, the other party thereto and in full force and effect; (ii) no entity in the Company Group nor, to the Knowledge of the Seller, any other party to the Lease, is in material breach or default under such Lease, and, to the Knowledge of the Seller, no event has occurred, and no circumstance or condition exists that (with or without notice or lapse of time) will or would reasonably be expected to, (A) give any entity the right to declare a default, seek material damages or exercise any other remedy under any such Lease or (B) give any entity the right to accelerate the maturity or performance of any such Lease; (iii) the Company Group has no disputes with respect to such Lease and has received no notice from the other party thereto; (iv) no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (v) there are no material forbearance programs in effect with respect to such Lease; (vi) no entity in the Company Group has assigned, subleased, mortgaged, deeded in trust or otherwise transferred or encumbered such Lease or any interest therein, except as set forth in Schedule 4.9(a); (vii) the Company Group’s possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed; (viii) no entity in the Company Group owes, nor will owe in the future, any brokerage commissions or finder’s fees with respect to such Lease; (ix) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in the Company Group; (x) no entity in the Company Group has collaterally assigned or granted any other security interest in such Lease or any interest therein except insofar as any such Lease is encumbered by the creditor(s) included in the Final Indebtedness; and (xi) there are no Liens (other than Permitted Liens) on the Leased Real Property resulting from any action or inaction by the Company Group.

(b)       Owned Real Property. Schedule 4.9(b) sets forth the address and description of each Owned Real Property. With respect to each Owned Real Property: (A) the Company or Subsidiary (as the case may be) has insurable title to such Owned Real Property, free and clear of all liens and encumbrances, except Permitted Liens, (B) except as set forth in Schedule 4.9(b)(i), no member of the Company Group has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; (C) other than the right of Buyer pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. No member of the Company Group is a party to any agreement or option to purchase any real property or interest therein.

(c)       The Leased Real Property identified in Schedule 4.9(a), and the Owned Real Property identified in Schedule 4.9(b) (collectively, the “Real Property”) comprise all of the real property used or intended to be used in, or otherwise related to, the Business. To Seller’s Knowledge, no portion of the Real Property is subject to any pending or threatened condemnation or other similar proceeding by any Governmental Authority.

4.10        Contracts and Commitments.

(a)       Except as set forth on Schedule 4.10(a) (such listed contracts and agreements required to be listed on Schedule 4.10(a) being the “Company Material Contracts”), no entity in the Company Group is party to, bound by or subject to:

(i)       any Guarantee or any agreement related to Indebtedness of the Company Group;

(ii)       joint development agreement, joint venture agreement, collaboration agreement, partnership agreement, strategic alliance agreement or similar agreement;

(iii)       leases or subleases, either as lessee or sublessee, lessor or sublessor, of personal property or intangibles, where the lease or sublease provides for an annual payment in excess of $10,000;

(iv)       any agreement or offer letter (A) for the employment of any Person on a full-time, part-time or consulting basis, (B) providing severance, change in control or transaction sale benefits or (C) relating to loans to directors, officers, managers, employees or Affiliates, other than advances in the ordinary course of business;

(v)       any collective bargaining agreement or other contract with any labor union or other labor organization;

(vi)       settlement, conciliation or similar agreement;

(vii)      agreement relating to the acquisition or disposition of assets or any interests in any Person or business enterprise;

(viii)     agreement concerning non-solicitation, non-competition or prohibiting the Company or the Business from freely engaging in the Business or otherwise including exclusivity provisions or “most favored nation” provisions;

(ix)       agreement under which it is a licensee of or is otherwise granted by a third party any rights to use any Intellectual Property (other than non-exclusive end user licenses of commercially-available software used solely for the Company Group’s internal use and with a total replacement cost of less than $5,000);

(x)       agreement under which it is a licensor or otherwise grants to a third party any rights to use any Intellectual Property;

(xi)      agreement for the development of Intellectual Property for the benefit of the Company Group;

(xii)     any agreement with a Key Supplier;

(xiii)    any agreement with a Key Customer; or

(xiv)       any contract for the sale of supplies or services currently in performance or that has not been closed that is between the Company Group and a Governmental Authority or entered into by the Company Group as a subcontractor at any tier in connection with a contract between another Person and a Governmental Authority.

(b)       Except as disclosed on Schedule 4.10(b), (i) no Company Material Contract has been canceled by the other party or breached by any entity in the Company Group, or to the Seller’s Knowledge, by the other party, in any material respect that has not been duly cured or reinstated by the other party and the Seller does not have any Knowledge of any such planned breach or cancellation by the other party of any Company Material Contract, (ii) each entity in the Company Group has performed all of its respective material obligations required to be performed by it under such Company Material Contracts and no entity in the Company Group is in receipt of any claim of breach or default under any such Company Material Contract, and (iii) no event has occurred which, with the passage of time or the giving of notice or both, would result in a material breach or default by any entity in the Company Group under any such Company Material Contract. Each Company Material Contract is legal, valid, binding and enforceable (subject to any Enforceability Exceptions) on the applicable entity in the Company Group, and to the Knowledge of the Seller, the other party thereto, and is in full force and effect.

(c)       Except as set forth in Schedule 4.10(c), the Company has delivered to Buyer a true and correct copy of all Company Material Contracts, together with all amendments, waivers or other changes thereto.

4.11         Proprietary Rights.

(a)       Except as set forth on Schedule 4.11(a)(i), each entity in the Company Group has a valid and enforceable written license to use pursuant to the agreements set forth on Schedule 4.11(a)(ii), or otherwise exclusively owns and possesses all right, title and interest in and to, all Company Proprietary Rights, free and clear of all Liens (other than Permitted Liens). All of the Registered Company Proprietary Rights (as defined below) are valid, subsisting, in full force and effect and enforceable.

(b)       Schedule 4.11(a) sets forth a complete and correct list of: (i) all issued and applied-for patents and all other registered Intellectual Property Rights or applications to register Intellectual Property Rights owned by or exclusively licensed to any entity in the Company Group, including Internet domain name registrations (“Registered Company Proprietary Rights”); (ii) all trade names and material unregistered marks owned and used by any entity in the Company Group; (iii) all proprietary computer software the Intellectual Property Rights of which are owned by any entity in the Company Group (e.g., internally developed back office software, etc.) (“Company Software”).

(c)       No entity in the Company Group has infringed, diluted, misappropriated or otherwise violated, and the operation of the Business does not infringe, misappropriate, dilute or otherwise violate, any Intellectual Property Rights of any third party; the Seller has no Knowledge of any facts which indicate a likelihood of any of the foregoing; no entity in the Company Group has received any written notices alleging any of the foregoing (including any demands or unsolicited offers to license any Intellectual Property Rights from any third party or any requests for indemnification from customers relating to any infringement, dilution, misappropriation or violation of any third party’s Intellectual Property Rights); and no entity in the Company Group has either requested and been denied, or requested and received any written opinions of counsel related to the foregoing. The Company Proprietary Rights owned by any entity in the Company Group, together with Intellectual Property and Intellectual Property Rights licensed to any entity in the Company Group pursuant to a license agreement set forth on Schedule 4.11(c) constitute all Intellectual Property and Intellectual Property Rights used in or necessary for the operation of the Business as currently conducted and the Company Proprietary Rights shall be available for use by the Operating Company immediately after the Closing Date on identical terms and conditions to those under which the Business and the Operating Company owned or used the Company Proprietary Rights immediately prior to the Closing Date. Except as set forth on Schedule 4.11(c), the Company Group is in compliance with all obligations under any agreement pursuant to which the Company Group has obtained the right to use any third party software.

(d)       To the Knowledge of the Seller no third party has infringed, misappropriated, diluted, or otherwise violated any of the Company Proprietary Rights owned by the Company Group and the Seller has no Knowledge of any facts that indicate a likelihood of any of the same.

(e)       Except as set forth on Schedule 4.11(e), (i) no loss or expiration of any of the Registered Company Proprietary Rights is currently threatened or pending or reasonably foreseeable (other than any expirations of the statutory period(s) associated with such Registered Company Proprietary Rights in the normal course as mandated by applicable Laws); (ii) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Registered Company Proprietary Rights has been made in writing, is currently outstanding or, to the Knowledge of the Seller, is threatened against any entity in the Company Group, and the Seller has no Knowledge of any facts that indicate a likelihood of any of the same; and (iii) each entity in the Company Group has taken commercially reasonable actions to maintain and protect all of the Company Proprietary Rights owned by the Company Group (other than any Company Proprietary Rights owned (as opposed to licensed) by the Company Group which any entity in the Company Group has elected to abandon or allow to expire or otherwise enter the public domain prior to the date hereof). No entity in the Company Group is subject to any written agreements that restrict their ability to compete or otherwise operate their respective businesses anywhere in the world or that restrict and/or condition in any manner the use, transfer or licensing by any entity in the Company Group of any Company Proprietary Rights owned (as opposed to licensed) by any entity in the Company Group, respectively (other than any such restrictions and/or conditions imposed on the ability of any entity in the Company Group to grant exclusive licenses under any Company Proprietary Rights owned by such entity to a third Person as a result of having previously granted non-exclusive licenses in such Intellectual Property to other third Persons).

(f)       Each entity in the Company Group has taken commercially reasonable steps to protect their rights in their own trade secrets and confidential information and the foregoing has only been disclosed by an entity in the Company Group to third parties on a “need to know” basis. Except as set forth on Schedule 4.11(f), each employee, consultant and independent contractor engaged by an entity in the Company Group and granted access to trade secrets or confidential information of it has entered into one or more agreements with that entity or is otherwise bound by an enforceable legal obligation requiring such employee, consultant or independent contractor to maintain the confidentiality of any such trade secrets or confidential information. To the Knowledge of the Company there has been no violation by any such employee, consultant or independent contractor that has resulted or is likely to result in the loss of protection of any trade secret or confidential information owned by any entity in the Company Group. Each entity in the Company Group has used reasonable efforts to protect the confidentiality of confidential information provided to any of them by customers and other third parties under an obligation of confidentiality.

(g)       No entity in the Company Group has received any formal or written notice, nor is there any pending Proceeding against any entity in the Company Group, alleging that such entity is obligated to indemnify any third party for alleged infringements, misappropriation, dilution or other violations of Intellectual Property Rights, and the Seller has no Knowledge of any facts that indicate a likelihood that any such notice would be forthcoming.

(h)       The Company Group and the conduct of its Business are in compliance with, and since January 1, 2013, have been in compliance with, all Data Security Requirements and there have not been any actual or alleged incidents of data security breaches, unauthorized access or use of any of the Business Systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of any Business Data or other written or formal notices received relating to Data Security Requirements, and such Proceeding alleging violation of Data Security Requirements by the Company Group is pending, or to the Knowledge of the Seller, threatened. The consummation of the transactions contemplated by this Agreement will not result in any liabilities in connection with any Data Security Requirements.

(i)       Except as set forth on Schedule 4.11(i), (x) only the object code relating to any Company Software has been disclosed to any Person by each entity in the Company Group; and (y) no Person has asserted to any entity in the Company Group in writing any right to access any Source Code for any Company Software.

(j)       Except as set forth on Schedule 4.11(j), all Intellectual Property, including Company Software, owned by any entity in the Company Group was: (i) developed by employees of such entity in the Company Group working within the scope of their employment for such entity; or (ii) developed by agents, consultants, contractors, subcontractors or others who have executed an appropriate valid and irrevocable instrument of assignment of all rights, including Intellectual Property Rights, relating thereto in favor of the applicable entity in the Company Group, as assignee. All employees or contractors of each entity in the Company Group that have developed or created parts of the Company Software have, to the extent permitted by applicable Law, assigned all of their rights in such Company Software, including all Intellectual Property Rights therein, exclusively to such entity in the Company Group on behalf of which it performed such development or creation. Each entity in the Company Group has obtained a valid and irrevocable assignment of all Intellectual Property and Intellectual Property Rights that were acquired by such entity in the Company Group from any Person in connection with a merger, consolidation or purchase of assets or similar transaction.

(k)       The Company Software is solely used for the Company and its Subsidiaries’ internal business purposes and is not distributed or otherwise made available to any third parties (including customers).

(l)       The computer software, computer firmware, computer hardware (whether general purpose or special purpose) and the data stored or contained therein or transmitted thereby, and other similar or related items of automated, computerized and/or software system(s), in the possession or control of the Company Group (the “Business Systems”) that are used by any entity in the Company Group are sufficient in all material respects for the operation of their respective businesses as currently conducted. Except as set forth in Schedule 44.11(l), to Seller’s Knowledge the Business Systems have not suffered a material outage, interruption or other failure in the past 24 months and are free of unauthorized “back door”, “time bomb”, “virus”, “Trojan horse”, “worm”, “drop dead device”, or other software routines or hardware components that are reasonably likely to permit unauthorized access or the unauthorized disablement or erasure of such Company Software or data by any third Person (“Contaminants”). The Company Group has purchased a sufficient amount of hardware and sufficient number of licenses, including where based on hardware or number of seats, for the operation of the Business Systems of the Company Group as presently conducted.

(m)       Except as set forth on Schedule 4.11(m), each entity in the Company Group has taken reasonable steps consistent with industry standard security practices for software to protect the information technology systems used in the connection with the operation of the Business Systems from Contaminants and other loss or impairment of data and related software. There have been no unauthorized intrusions or breaches of the security of the Company Group’s information technology systems at any time during the 24-month period prior to the date hereof and, to the Knowledge of the Seller, no attempts to accomplish the same, made by any third Person.

(n)       No entity in the Company Group is developing or obligated to develop any Intellectual Property for the benefit of any third party.

4.12         Government Licenses and Permits.

Schedule 4.12 contains a complete listing of all Government Licenses owned or otherwise possessed by the Company Group. The Company Group owns or possesses all right, title and interest in and to all of the material Government Licenses that are necessary to own and operate the Business. The Company Group is in compliance in all material respects with, and from and after November, 2014, has complied in all material respects with, all terms and conditions of any such Government License. From and after November 2014, the Company Group has not received any notice that any entity in the Company Group is in material violation of any of the terms or conditions of such Government Licenses. No loss or expiration of any such Government License is pending, reasonably foreseeable, or, to the Seller’s Knowledge, threatened other than expiration in accordance with the terms thereof.

4.13         Litigation; Proceedings.

Except as set forth on Schedule 4.13, there are no Proceedings pending or, to the Seller’s Knowledge, threatened against or affecting any entity in the Company Group or any of its assets (or, to the Seller’s Knowledge, pending or threatened against or affecting any of the officers, employees or managers of the Company Group, solely in their capacity as such), or to which the Company Group or its assets may be bound or affected, at law or in equity, or before or by any Governmental Authority. No material Proceedings have been filed against any entity in the Company Group from and after November, 2014, and no entity in the Company Group is subject to any judgment, order or decree of any court or Governmental Authority. No entity in the Company Group has received any written opinion, memorandum or legal advice from legal counsel to the effect that it is presently exposed, from a legal standpoint, to any liability or disadvantage which would be material to the Company Group and no entity in the Company Group is engaged in any legal action to recover monies due to it or for damages sustained by it.

4.14         Compliance with Laws.

Each entity of the Company Group and, to the Seller’s Knowledge, each of their current managers, officers and management-level employees (in each case, solely in their capacity as such) (each, a “Related Individual”) has complied in all material respects and is in compliance in all material respects with, and no entity in the Company Group, nor, to the Seller’s Knowledge, any Related Individual, has in the conduct of the business of the Company Group materially violated any applicable Law, including of the U.S. Citizenship and Immigration Service and the Social Security Administration. Except as set forth on Schedule 4.14, no notice of any Proceeding has been received by any entity in the Company Group or, to the Seller’s Knowledge, by any Related Individual, or filed, commenced or, to the Company’s Knowledge, threatened against any entity in the Company Group or, to the Seller’s Knowledge, any Related Individual, alleging a violation of or liability or potential responsibility under any such Law referred to in the preceding sentence which has not heretofore been duly cured and for which there is no remaining material liability or obligation. Each entity of the Company Group and, to the Seller’s Knowledge, each Related Individual has complied in all material respects and is in compliance in all material respects with all orders, decrees or judgments promulgated or issued by any Governmental Authority. The Company Group has not materially violated any rules or regulations of the U.S. Citizenship and Immigration Service or the Social Security Administration in any manner, whether by failure to keep the Company Group’s “I-9” compliance files up to date or otherwise.

4.15         Environmental, Health and Safety Matters.

(a)       Except as set forth in Schedule 4.15(a):

(i)       Each member of the Company Group is and has at all times been in compliance in all material respects with all Environmental Laws, which compliance includes obtaining, maintaining and complying in all material respects with all Governmental Licenses required by Environmental Laws;

(ii)       Each member of the Company Group has not received any notices, reports or other information, and there are no claims or Proceedings pending or, to the Seller’s Knowledge, threatened against any entity in the Company Group, in each case alleging the violation of or liability under any Environmental Laws;

(iii)      No member of the Company Group has treated, stored, arranged for disposal of, transported, handled, used, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Material, in each case as has given or would give rise to liability under any Environmental Law;

(iv)       No member of the Company Group has designed, manufactured, distributed, sold, marketed, supplied, installed, serviced or repaired products or items containing any Hazardous Materials so as to give rise to liability under Environmental Laws; and

(v)       No member of the Company Group has assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any liability of any other Person relating to Environmental Laws or Hazardous Materials.

(b)       Seller and the Company have provided to Buyer all environmental, health or safety assessments, reports, and audits and other material environmental, health or safety documents relating to the current or former properties, facilities or operations of the Company Group that are in Seller’s or the Company’s possession or control relating to the Company Group or its facilities or operations.

4.16         Employees.

Schedule 4.16 sets forth a true, complete and correct list of every current employee of the Company Group, including: (a) the entity in the Company Group employing such employee; (b) 2018 fiscal year base salary or hourly rate; (c) 2018 fiscal year bonus; (d) classification as exempt or non-exempt; (e) current base salary or hourly rate; (f) year-to-date bonus paid or earned; (g) any outstanding loan amount owed by such employee to the Company Group; (h) job title and department; (i) state of employment; (j) hire date; (k) accrued but unused vacation time as of January 1, 2019; and (l) whether the employee is paid on a salary basis or hourly basis. Except as set forth on Schedule 4.16, the Company Group has complied and is in compliance in all material respects with all applicable Laws relating to the employment of labor, including but not limited to provisions thereof relating to wages, hours, equal opportunity, employment discrimination, harassment, collective bargaining, layoffs, immigration compliance and the payment of social security and other Taxes. Except as set forth on Schedule 4.16, there are no Proceedings pending with any Governmental Authority or, to the Seller’s Knowledge, threatened against the Company Group relating to the employment of labor. There is no unfair labor practice charge or complaint pending or, to the Seller’s Knowledge, threatened against the Company Group before the National Labor Relations Board or any similar foreign, state or local body. From and after November 2014, no entity in the Company Group has experienced any union organization attempts, labor disputes, strikes, work stoppage or slowdowns due to labor disagreements. There is no labor strike, dispute, work stoppage or slowdown pending or to the Seller’s Knowledge threatened. There is no request for representation pending and no question concerning representation has been raised involving the employees of the Company Group. There is no material grievance or arbitration proceeding pending against any entity in the Company Group. No entity in the Company Group is a party to or bound by any collective bargaining agreement or other agreement with any labor union or labor organization. Except as would not result in any material Losses for any entity in the Company Group, (i) each entity in the Company Group has paid all wages, salaries, bonuses, commissions, wage premiums, fees, expense reimbursement, severance, and other compensation that have come due and payable to its employees, consultants, independent contractors, and other individual service providers pursuant to any Law, contract, or policy of any entity in the Company Group; and (ii) each individual who is providing or within the past three years has provided services to the Company Group and is or was classified and treated as an independent contractor or other non-employee service provider is and was properly classified and treated as such for all applicable purposes. From and after November 2014, no entity in the Company Group has implemented any employee layoffs that could implicate the Worker Adjustment and Retraining Notification Act or any similar Law (the “WARN Act”), and no such layoffs are currently planned, contemplated or announced. Except as set forth on Schedule 4.16, within the past three years no current or former employee of the Company Group has complained of sexual harassment or any similar misconduct, and the Company Group has promptly investigated all such complaints.

4.17       Employee Benefit Plans.

(a)       Schedule 4.17 sets forth a list of each (i) employee pension benefit plan (as defined in Section 3(2) of ERISA) whether or not terminated (the “Employee Pension Plans”); (ii) employee welfare benefit plans (as defined in Section 3(1) of ERISA) whether or not terminated (“Employee Welfare Plans”); and (iii) each deferred compensation, bonus, incentive, severance, change in control, retention, stock purchase, stock option or equity incentive (including equity-based incentives), profit sharing, retirement, welfare, post-employment welfare, paid-time-off or vacation plan, policy, program, agreement or arrangement or any material benefit plan, policy, program, agreement or arrangement (“Other Plans”) maintained, sponsored or contributed to, or required to be contributed to, by any entity in the Company Group or with respect to which any member of the Company Group has any liability (including on account of at any time being treated as a single employer under Section 414 of the Code). Any Employee Pension Plan, any Employee Welfare Plan and any Other Plan shall be referred to herein collectively as the “Plans.” Schedule 4.17 separately sets forth a list of each Plan maintained solely by a professional employer organization for the benefit of current or former employees of the Company Group (collectively, “PEO Plans”).

(b)       No member of the Company Group contributes to or has any current or potential liability with respect to any multiemployer plan (as defined in Section 3(37) of ERISA) or other plan subject to Title IV of ERISA, including as a result of any member of the Company Group being treated as a single employer under Section 414 of the Code. No member of the Company Group provides or could be required to provide post-retirement health, accident or life insurance benefits to current or former employees, current or former independent contractors, current or future retirees, their spouses, dependents or beneficiaries, other than limited medical benefits required to be provided to former employees, their spouses and other dependents under Code Section 4980B or any state Law substantially similar to Code Section 4980B under which the covered individual pays the full cost of such coverage.

(c)       All Plans (and related trusts and insurance contracts) and, solely with respect to the Company Group’s participation under, all PEO Plans have been established, funded, administered and maintained, in form and in operation in all material respects with their terms and with the applicable requirements of ERISA, the Code and all other applicable Laws. Each Plan and each PEO Plan which is intended to meet the requirements of “qualified plans” under Section 401(a) of the Code has been amended on a timely basis and received a favorable determination letter from the Internal Revenue Service that such plan is qualified under Section 401(a) of the Code or is entitled to rely upon an opinion or advisory letter issued to the sponsor of an IRS approved master and prototype or volume submitter plan document, and, to the Knowledge of the Seller, nothing has occurred since the date of such determination or application, respectively, that would reasonably be expected to adversely affect the qualified status of any such Plan or PEO Plan.

(d)       No member of the Company Group has: (i) engaged in any non-exempt prohibited transaction (as defined in Section 406 of ERISA or Section 4975 of the Code); (ii) breached any fiduciary duty (as determined under ERISA) owed by it with respect to the Plans or any PEO Plan; (iii) failed to file and distribute all reports, returns and similar documents and information required to be filed with any Governmental Authority or distributed to any plan participant, including, in accordance with ERISA or the Code; or (iv) otherwise engaged in any transaction in violation of Sections 404 or 406 of ERISA.

(e)       With respect to each Plan the Company has delivered to Buyer: (i) true and complete copies of each Plan (or, if not written, a written summary of its terms); (ii) any related trust agreement, promissory note or other funding instrument; (iii) the most recent IRS determination or opinion letter, if applicable; (iv) the most recent summary plan description and other material written communication (or a description of any material oral communications) concerning the benefits provided under the Plan; (v) the most recent financial statements of each Plan and Form 5500 annual report (including attached schedules), if applicable; and (vi) the most recent actuarial valuation reports, if applicable. With respect to each PEO Plan, the Company has delivered to Buyer: (i) a summary of the benefits provided under each PEO Plan, and (ii) a copy of the PEO Plan intended to meet the requirements of a “qualified plan” under Section 401(a) of the Code and the related IRS determination or opinion letter.

(f)       With respect to each Plan and, solely with respect to the Company Group’s participation under, each PEO Plan, all required payments, contributions, premiums, reimbursements, accruals or other material payments for all periods prior to the date hereof have been made (or, to the extent such amounts will become due prior to the Closing, will be made) on a timely basis. The Company Group does not have any material unfunded liabilities with respect to any Plan or PEO Plan and there are no Liens on assets of the Company Group relating to any Plan or PEO Plan.

(g)       There do not exist any pending or, to the Knowledge of the Seller, any threatened actions, suits, claims (other than routine undisputed claims for benefits), disputes, audits or investigations with respect to any Plan, or, solely with respect to the Company Group’s participation under, the PEO Plans which could result in or subject any entity in the Company Group to any material liability, and there are no circumstances which the Company Group reasonably expects to give rise to any such actions, suits, claims, disputes, audits or investigations.

(h)       Except as set forth on Schedule 4.17(h), the consummation of the transactions contemplated by this Agreement or any documents or agreements contemplated hereby will not accelerate the time of the payment, funding or vesting of, or increase the amount of, or result in the payment or forfeiture of compensation or benefits under any Plan, PEO Plan, or otherwise.

4.18          Insurance.

Schedule 4.18 sets forth an accurate description (including premiums and policy limits) of each insurance policy to which the Company Group is a party, a named insured or, to the Seller’s Knowledge, otherwise the beneficiary of coverage. The Company Group has maintained since November 2014, similar insurance policies with good and reputable insurers and with similar coverage. All of such current insurance policies are legal, valid, binding and enforceable (subject to the effect of any Enforceability Exceptions) on the applicable entity in the Company Group, and to the Knowledge of the Seller, the other party thereto, and in full force and effect and no entity in the Company Group is nor has any such entity ever been in material breach or default with respect to its obligations under such insurance policies. Neither this Agreement nor the transactions contemplated hereby will conflict with, result in any material breach of, constitute a default under, result in the termination of, or loss of coverage under, any such insurance policies.

4.19         Tax Matters.

(a)      Each entity in the Company Group has timely filed all Tax Returns required to be filed by it, each such Tax Return has been prepared in compliance with all applicable Laws and regulations, and all such Tax Returns are true, complete and accurate in all respects. All Taxes due and payable by each entity of the Company Group (whether or not shown on any Tax Return) have been paid.

(b)      Except as set forth in Schedule 4.19(b):

(i)         no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Tax has been proposed, asserted or assessed in writing by any taxing authority to and received by any entity in the Company Group against such entity in the Company Group;

(ii)        no agreement, waiver or other document or arrangement extending or having the effect of extending the period for the assessment of collection of Taxes (including, but not limited to, any applicable statute of limitation), has been executed or filed with the IRS or any other taxing authority by or on behalf of any entity in the Company Group and no power of attorney with respect to any Tax matter is currently in force;

(iii)       no entity in the Company Group has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing Date;

(iv)       there is no action, suit, taxing authority proceeding or audit now in progress, pending or threatened in writing by any taxing authority and received by any entity in the Company Group against or with respect to such entity in the Company Group with respect to any Tax;

(v)       other than with respect to any written or unwritten contract, agreement or arrangement entered into in the ordinary course of business, the primary purpose of which is not the allocation, sharing, reimbursement, indemnification or other payment of Tax and in which such provisions regarding the allocation, sharing, reimbursement, indemnification or other payment of Tax are typical of such contract, agreement or arrangement, no entity in the Company Group is a party to or bound by any Tax allocation or Tax sharing agreement, and no entity in the Company Group has any current or potential contractual obligation to indemnify any other Person with respect to Taxes and will not have any obligation to make any such payments after Closing;

(vi)       no claim has ever been made by a taxing authority in a jurisdiction where any entity in the Company Group does not pay Tax or file Tax Returns that such entity in the Company Group is or may be subject to Taxes assessed by such jurisdiction;

(vii)      the entities in the Company Group have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, stockholder, employee, creditor, independent contractor, or other third party;

(viii)     no entity in the Company Group has a permanent establishment in any foreign country, as defined in the relevant Tax treaty, if any, between the United States of America and such foreign country; and

(ix)        no entity in the Company Group is subject to any private ruling of the IRS or comparable ruling of other taxing authorities.

(c)       No entity in the Company Group (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than an entity in the Company Group) under Treas. Reg. Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(d)       No entity in the Company Group will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign law); (iii) deferred intercompany gain or any excess loss account described in Treasury Regulation under Code Section 1502 (or any corresponding or similar provision of state, local or foreign law); (iv) installment sale made prior to the Closing Date; (v) prepaid amount received on or prior to the Closing Date; (vi) election under Code Section 108(i) (or any corresponding or similar provision of state, local or foreign law); or (vii) use of an improper method of accounting for a taxable period on or prior to the Closing Date.

(e)       No entity in the Company Group is a party to any “reportable transaction,” as defined in Treas. Reg. Section 1.6011-4(b), and none has been a party to such a transaction nor has claimed any Tax benefit from any such transaction in any taxable year that remains open to or for assessment.

(f)       No entity in the Company Group is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign law).

(g)       Each contract, arrangement, or plan of the Company Group that is a “nonqualified deferred compensation plan” (as defined for purposes of Code Section 409A(d)(1)) is in documentary and operational compliance with Code Section 409A and the applicable guidance issued thereunder in all material respects. No entity in the Company Group has any indemnity obligation for any Taxes imposed under Code Section 4999 or 409A.

(h)       The Company and its Subsidiaries have at all times since their formation been classified for U.S. federal income tax purposes as disregarded entities within the meaning of Treasury Regulation Section 301.7701-2, have not made an election to be treated as associations within the meaning of Treasury Regulation Section 301.7701-3, and will be classified as disregarded entities through the Closing.

(i)       Schedule 4.19(i) contains a list of states, territories and jurisdictions (whether foreign or domestic) in which any entity in the Company Group files Tax Returns.

4.20        Brokerage.

There are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company Group or any person acting on behalf of the Company Group.

4.21        Affiliate Transactions.

Except as disclosed on 4.21, no Insider or employee is a party to any oral or written agreement, contract, commitment or transaction with the Company Group or has any interest in any property used by the Company Group (other than the Organizational Documents of the Company Group, employment agreements and employee invention assignment and confidentiality agreements, equity issuance agreements and equity incentive agreements, a form of each of which has been delivered to Buyer). No Insider owns or has otherwise retained any rights to use any assets (including any Intellectual Property), rights or contractual benefits which are used by the Company Group. Without limiting the foregoing, except as disclosed on Schedule 4.21, no Insider is an officer, director or employee of any customer or supplier of the Company Group.

4.22        Officers and Directors; Bank Accounts.

Schedule 4.22 lists all officers and managers of the Company Group, and all of the Company Group’s bank accounts (designating each authorized signatory and the level of each signatory’s authorization).

4.23        Key Customers, Key Suppliers and Resellers.

Schedule 4.23(a) sets forth a list of the customers of the Company Group with annual purchases in the aggregate in excess of $100,000 (the “Key Customers”) along with the (a) dollar amounts of such revenue generated from such customers for each of the most recent two fiscal years and (b) revenue for the twelve-month period ended as of the date hereof. Schedule 4.23(b) contains an accurate list of the ten largest suppliers of the Company Group for the most recent two fiscal years (the “Key Suppliers”), as measured by the dollar amounts of purchases therefrom or thereby, and showing the approximate total purchases by the Company Group from each such supplier. Except as set forth on Schedule 4.23(c), none of the Key Suppliers has notified any entity in the Company Group that it shall stop or significantly decrease the rate of supplying materials, products or services, or materially increase the pricing of such materials, products or services, to the Company Group, and no Key Customer: (i) has notified any entity in the Company Group that it shall stop purchasing or significantly decrease the volume of purchases of materials, products or services from any entity in the Company Group or threatened to do any of the foregoing; or (ii) has provided notice that it has made, or indicated that it shall make, an assignment for the benefit of creditors or commence any Proceeding under any bankruptcy, reorganization, insolvency, dissolution or liquidation Law of any jurisdiction. With respect to each Key Customer, there has been no material change, and no such Person has requested or notified any entity in the Company Group that it may request a material change, in the terms or prices at which such Person purchases materials, products or services from any entity in the Company Group.

4.24       Sufficiency of Assets. The properties and assets (tangible and intangible) owned or leased by the Company Group, together with the services to be provided by Seller pursuant to the Administrative Services Agreement, (a) are delivered free and clear of any Liens, and (b) constitute all of the properties, assets (tangible and intangible), and services necessary or desirable to conduct the Business after the Closing in substantially the same manner as presently conducted.

Article 5

REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Buyer to enter into and perform its obligations under this Agreement, as of the date hereof, Seller represents and warrants to Buyer as follows:

5.1        Organization and Power.

Seller is duly organized, validly existing and in good standing under the Laws of the state of its formation and has the requisite limited liability company power and authority to conduct its business as it is now being conducted. Seller has all requisite limited liability company power and authority to execute and deliver this Agreement and each other agreement, document or instrument or certificate contemplated hereby to which Seller is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

5.2        Authorization.

Seller has full power, authority and legal capacity to enter into this Agreement and each other agreement, document or instrument or certificate contemplated hereby to which Seller is a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Seller of this Agreement and each other agreement, document or instrument or certificate contemplated hereby and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by Seller, and no other act or proceeding on the part of Seller is necessary to authorize the execution, delivery or performance of this Agreement or each other agreement, document or instrument or certificate contemplated hereby and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by each other party hereto, this Agreement constitutes, and each other agreement, document or instrument or certificate contemplated hereby upon execution and delivery by Seller, and assuming the due authorization, execution and delivery by each other party thereto, will each constitute, a valid and binding obligation of Seller, enforceable in accordance with their terms, subject to the effect of any Enforceability Exceptions.

5.3        No Violation.

The execution, delivery and performance by Seller of this Agreement and each other agreement, document or instrument or certificate contemplated hereby and the consummation of each of the transactions contemplated hereby or thereby, do not and will not (a) violate, conflict with, result in any breach of, constitute a default under, result in the termination or acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under Seller’s Organizational Documents or any contract, agreement, arrangement, indenture, mortgage, loan agreement, lease, sublease, license, sublicense, franchise, permit, obligation or instrument to which Seller is a party or by which it is bound or affected or to which any of its assets are bound or affected, (b) result in the creation or imposition of any Lien upon any assets of Seller, (c) require any authorization, consent, approval, exemption or other action by or notice to any Governmental Authority or other Person or entity under, the provisions of any Law or any contract, agreement, arrangement, Lease, sublicense, franchise, permit, indenture, mortgage, obligation or instrument to which Seller is subject, or by which Seller is bound or affected or to which Seller or any of its assets are bound or affected that has not been obtained on or before the Closing or (d) violate or require Seller to obtain consent or give notice under any Law or other restriction of any Governmental Authority to which Seller or any of its assets are subject, or by which Seller or any of its assets are bound or affected.

5.4        Litigation.

There are no Proceedings pending or, to the best of Seller’s Knowledge, threatened against or affecting Seller, at law or in equity, or before or by any Governmental Authority which would adversely affect Seller’s performance under this Agreement, the other agreements contemplated hereby to which Seller is a party, or the consummation of the transactions contemplated hereby or thereby.

5.5        Brokerage.

There are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made or alleged to have been made by or on behalf of Seller.

5.6        Securities.

Seller holds of record and owns beneficially 13,500 Class A Common Units, 13,500 Class A-1 Preferred Units and 11,052 Class B Common Units, free and clear of any Liens or any other restrictions on transfer (other than any restrictions under the Securities Act and state securities Laws). Except for this Agreement, Seller is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition, transfer, repurchase or acquisition of any equity interests of the Company or any options exercisable for the Company’s equity interests. Seller is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of the Company’s equity interests.

Article 6

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Seller to enter into and perform their obligations under this Agreement, as of the Closing Date, Buyer represents and warrants to the Company and Seller as follows:

6.1        Organization and Power. Buyer is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to execute and deliver this Agreement and each other agreement, document or instrument or certificate contemplated hereby and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

6.2        Authorization. The execution, delivery and performance by Buyer of this Agreement and each other agreement, document or instrument or certificate contemplated hereby and each of the transactions contemplated hereby or thereby have been duly and validly authorized by Buyer and no other corporate act or proceeding on the part of Buyer or its board of directors or stockholders is necessary to authorize the execution, delivery or performance by Buyer of this Agreement or each other agreement, document or instrument or certificate contemplated hereby or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer and this Agreement constitutes, and each other agreement, document or instrument or certificate contemplated hereby, assuming the due authorization, execution and delivery thereof by the other parties thereto, will upon execution and delivery by Buyer will each constitute, a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to (a) the effect of any Enforceability Exceptions.

6.3        No Violation. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, shall (a) violate any law or other restriction to which Buyer is subject or any provision of its Organizational Documents or (b) result in a breach or acceleration of, or create in any party the right to accelerate, terminate, modify, or require any notice under any agreement, or other arrangement by which it is bound or to which any of its assets are subject. No permit, consent, approval or authorization of, declaration to or filing with, or notice to, any Governmental Authority is required in connection with the execution, delivery or performance by Buyer of this Agreement or any other agreement, document or instrument or certificate contemplated hereby, or the consummation by Buyer of any the transactions contemplated hereby or thereby.

6.4        Litigation. There are no Proceedings pending or, to Buyer’s Knowledge, threatened against or affecting Buyer, at law or in equity, or before or by any Governmental Authority which would adversely affect Buyer’s performance under this Agreement, the other agreements contemplated hereby or the consummation of the transactions contemplated hereby or thereby.

6.5         Brokerage. There are no claims for brokerage commissions, finder’s fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Buyer.

6.6          Issued Units. In connection with entering into this Agreement and the subscription for and purchase of the Issued Units hereunder, Buyer represents and warrants to the Company that: (a) Buyer is (i) is purchasing the Issued Units for Buyer’s own account (and not on behalf of any other persons) with the present intention of holding such Issued Units for purposes of investment and not with a view to, or intention of, distribution thereof in violation of any applicable securities laws and the Issued Units shall not be disposed of in contravention of applicable securities laws, and (ii) agrees that Buyer shall not offer, sell or otherwise dispose of any Issued Units in contravention of applicable securities Laws; and (b) Buyer is able to bear the economic risk of Buyer’s investment in the Issued Units for an indefinite period of time because such Issued Units have not been registered under the Securities Act and, therefore, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.

Article 7

Indemnification

7.1           Survival of Representations and Warranties.

(a)       With respect to any claim or claims for breaches or alleged breaches of representations and warranties contained in Article 4, Article 5 or Article 6 hereof (except for Seller Fundamental Representations and Buyer Fundamental Representations), no indemnifying party will be liable with respect to any breach or alleged breach of such representations and warranties contained in Article 4, Article 5 or Article 6 unless a written Claim Notice for indemnification with respect to such breach or alleged breach is given by the indemnified party to Seller (in the case of a claim for indemnification pursuant to Sections 7.2(a)(i) or 7.2(b)(i)), or by the indemnified party to Buyer (in the case of any claim for indemnification pursuant to Section 7.2(c)(i)) on or before the date which is 30 days after the Company Group’s receipt of its 2019 audited financials (the “General Survival Date”), it being understood that so long as such written Claim Notice is given on or prior to the General Survival Date, such representations and warranties shall continue to survive until such matter is resolved, but only with respect to the matter(s) identified in such Claim Notice(s).

(b)       Notwithstanding the foregoing subsection (i), any claim (A) arising out of any breach or alleged breach by Seller or the Company of Seller Fundamental Representations shall survive for five years following the Closing Date, (B) arising out of any breach by Seller or any member of the Company Group of the covenants or agreements made by Seller or the Company Group contained in this Agreement or in any certificate delivered in connection with this Agreement, shall survive pursuant to the terms of the applicable covenant, (C) arising out of any breach or alleged breach by Buyer of Buyer Fundamental Representations or any breach by Buyer of the covenants or agreements made by Buyer contained in this Agreement or in any certificate delivered in connection with this Agreement shall survive for five years following the Closing Date, and (D) any claim arising out of any breach or alleged breach of the representations and warranties contained in Section 4.17 (Employee Benefit Plans), to the extent related to Taxes, or Section 4.19 (Tax Matters) (such representations in this subsection (D), the “Tax Representations”), shall survive 60 days after the expiration of the applicable statute of limitations (each such period and the General Survival Date, as applicable, the “Applicable Survival Date”).

(c)       Notwithstanding anything in this Section 7.1 to the contrary, in the event that any breach or alleged breach of any representation or warranty by the Company or a Seller results from any action or inaction on the part of any member of the Company Group or Seller that constitutes fraud, intentional misrepresentation or criminal activity, such representation or warranty shall survive (regardless of any investigation by or on behalf of the damaged Party or the knowledge of any Party) and shall continue in full force and effect without any time limitation with respect to such breach or alleged breach. The termination of the Applicable Survival Date shall not affect the rights of a Person in respect of any claim made by such Person, solely to the extent set forth in a duly delivered valid Claim Notice delivered prior to the Applicable Survival Date in accordance with the terms and conditions of this Article 7. It is the express intent of the Parties that, if the Applicable Survival Date is longer than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be increased to the extended survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Section 7.1 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the Parties and that they intend for the time periods to be enforced as agreed by the Parties.

7.2           Indemnification.

(a)       Seller agrees to indemnify Buyer and its Affiliates (including, following the Closing, the Company Group) and its and their respective members, managers, officers, directors, employees, stockholders, equityholders, agents, insurers, representatives, successors and assigns (the “Buyer Indemnitees”) and hold them harmless against any Losses paid, incurred, suffered or sustained by any such Buyer Indemnitee or to which any Buyer Indemnitee becomes subject to that are incident to, arise out of, in connection with, or related to (i) the breach or alleged breach of any representation or warranties in Article 4, (ii) any failure by Seller or any entity in the Company Group to perform or comply with any covenant or agreement applicable to such Person contained in this Agreement, (iii) any Seller Transaction Expenses, (iv) the Reorganization, and (v) any matter set forth on Schedule 7.21. Notwithstanding the foregoing, to the extent that any indemnifiable Loss pursuant to the preceding sentence results in a Loss to any entity in the Company Group, then, at Buyer’s sole election, Seller shall indemnify the Operating Company in respect of the full value of any such Loss; provided that, in such case, for the purposes of Section 7.4, Buyer shall control the Operating Company. For the avoidance of doubt, nothing in this Section 7.2 shall be deemed to limit, restrict, characterize or in any way affect the rights and obligations of each of Buyer, Company, Seller and Vertex Parent under the terms of the Environmental Matters Indemnification Agreement.

(b)       Seller agrees to indemnify Buyer Indemnitees and hold them harmless against any Losses paid, incurred, suffered or sustained by any such Buyer Indemnitee or to which any Buyer Indemnitee becomes subject to, as a result of (i) the breach or alleged breach by Seller of any representation or warranty in Article 5 and (ii) any failure by Seller to perform or comply with any covenant or agreement applicable to such Person contained in this Agreement.

(c)       Buyer shall indemnify and hold harmless Seller and its respective agents, representatives, and successors and assigns against any Losses which Seller may suffer, sustain or become subject to as the result of (i) the breach or alleged breach by Buyer of any representation or warranty in Article 6 and (ii) the breach by Buyer of any covenant or agreement contained in this Agreement.

(d)       For purposes of determining whether there has been a breach or alleged breach of any representation or warranty, and in calculating the amount of any Loss with respect to any such breach or alleged breach, all qualifications in any representation or warranty referencing the terms “material,” “materiality,” “Material Adverse Effect” or other terms of similar import or effect shall be disregarded; provided, however, this provision shall not apply to Section 4.7 (No Material Adverse Effect). In addition, for purposes of this Article 7, the term “alleged breach” shall mean any action, demand or claim by a third party against a Buyer Indemnitee which, if true, would give rise to a breach of a representation, warranty, covenant or agreement by Seller.

7.3           Indemnification Limitations. The Buyer Indemnitees shall not be entitled to recover for any Losses under Section 7.2(a)(i) until the aggregate Losses suffered by the Buyer Indemnitees under Section 7.2(a)(i) exceeds $320,000 (the “Basket”). Seller’s aggregate liability under Section 7.2(a)(i) shall not exceed $4,840,000 (the “Cap”). Neither the Cap nor the Basket shall be applicable to the extent that any such Loss arises from (i) fraud, intentional misrepresentation or criminal activity or (ii) any breach or alleged breach of a Seller Fundamental Representation or Tax Representations (and, in the case of clauses (i) and (ii), no such Losses shall count towards satisfaction of the Basket or the Cap). Notwithstanding anything in this Agreement to the contrary, Seller’s aggregate liability for all Losses under 7.2(a) shall not exceed the Aggregate Consideration except in the case of fraud, intentional misrepresentation or criminal activity.

7.4           Indemnification Procedures.

(a)       Notice of Claim. Any indemnified party (an “Indemnitee”) making a claim for indemnification pursuant to Section 7.1 must give the party from whom indemnification is sought (an “Indemnitor”) written notice of such claim describing such claim and the nature and amount of such Loss, to the extent that the nature and amount thereof are determinable at such time (a “Claim Notice”) promptly after the Indemnitee receives any written notice of any Proceeding against or involving the Indemnitee by a third party or otherwise discovers the liability, obligation or facts giving rise to such claim for indemnification; provided that the failure to notify or delay in notifying an Indemnitor will not relieve the Indemnitor of its obligations pursuant to Section 7.1, except to the extent Indemnitor is materially prejudiced as a result of such failure or delay. Indemnitor must notify Indemnitee in writing within 15 days of receipt of a Claim Notice if it disputes the amount of, or its liability with respect to, the Claim Notice.

(b)       Control of Defense; Conditions. With respect to the defense of any Proceeding against or involving an Indemnitee in which the claimant seeks only the recovery of a sum of money for which indemnification is provided, at its option, the Indemnitor may appoint as lead counsel of such defense a legal counsel of national standing selected by the Indemnitor or such other counsel selected by Indemnitor and approved by Indemnitee, in such Indemnitee’s sole discretion; provided that before the Indemnitor assumes control of such defense it must first (i) enter into an agreement with the Indemnitee (in form and substance satisfactory to the Indemnitee) pursuant to which the Indemnitor agrees to be fully responsible (with no reservation of any rights other than the right to be subrogated to the rights of the Indemnitee) for all Losses relating to such Proceeding, subject to the limitations set forth in this Article 7, and (ii) provide written assurances to the Indemnitee of its ability to defend such Proceeding and satisfy any judgment with respect thereto.

(c)       Control of Defense; Exceptions, etc. The Indemnitee will be entitled to participate in the defense of such claim and to employ separate counsel of its choice for such purpose at its own expense; provided that notwithstanding the foregoing, the Indemnitor will bear the reasonable fees and expenses of such separate counsel incurred prior to the date upon which the Indemnitor effectively assumes control of such defense. The Indemnitor will not be entitled to assume control of the defense of any claim, and will pay the reasonable fees and expenses of legal counsel retained by the Indemnitee, if: (i) the Indemnitee reasonably believes that an adverse determination of such Proceeding could be materially detrimental to or materially injure the Indemnitee’s reputation or business; (ii) the Indemnitee reasonably believes that a conflict of interest exists which, under applicable principles of legal ethics, could prohibit a single legal counsel from representing both the Indemnitee and the Indemnitor in such Proceeding, other than a conflict which may exist due to the underlying nature of the duty to indemnify or may be waived; (iii) such Proceeding is related to any Taxes of the Company Group incurred with respect to a taxable period (or portion thereof) beginning after the Closing Date; or (iv) a court of competent jurisdiction rules that the Indemnitor has failed or is failing to prosecute or defend such claim. In such event, Indemnitee shall prosecute or defend such claim and Indemnitor will be entitled to participate in the defense of such claim and to engage separate counsel of its choice for such purpose at its own expense.

(d)     Settlement of Claims. The Indemnitor must obtain the prior written consent of the Indemnitee (which will not be unreasonably withheld) prior to entering into any settlement of any claim or Proceeding or ceasing to defend any claim or Proceeding.

7.5           Payments. Any payment that Seller is obligated to make to any Buyer Indemnitee pursuant to this Article VII shall be paid by bank wire transfer of immediately available funds by Seller to Buyer or to the Company, as the case may be. Any payment owed by Buyer to Seller shall be made by bank wire transfer of immediately available funds to Seller in accordance with wire instructions furnished by Seller to Buyer. Any payment pursuant to a claim for indemnification shall be made not later than 15 days after receipt by the Indemnitor of written notice from the Indemnitee stating the amount of the claim, unless the claim is subject to defense as provided in Section 7.4 or Indemnitor has provided notice that it disputes the claim.

7.6           Adjustments. Amounts paid by any Party as indemnification payments shall be treated as adjustments to the Purchase Price, unless otherwise required by applicable Law.

7.7           Contribution and Waiver. From and after the Closing, Seller shall not seek, or have any right to seek, indemnification or contribution from any Buyer Indemnitee with respect to any action, suit, Proceeding, complaint, claim or demand brought by any Buyer Indemnitee (for any amount for which Seller is otherwise expressly responsible pursuant to this Agreement, applicable Law or otherwise).

7.8           Risk Allocation. A Party’s entitlement to indemnification pursuant to this Agreement will not be affected by any examination made for or on behalf of any of the Parties hereto or the knowledge of any of their officers, directors, stockholders, equityholders, employees, agents or representatives.

7.9           No Double Recovery; Mitigation. Notwithstanding anything in this Agreement to the contrary, no party will be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such party or its Affiliates have been indemnified or reimbursed for such amount under any other provision of this Agreement or the Exhibits hereto. Each Buyer Indemnitee shall mitigate any Losses for which such Buyer Indemnitee seeks indemnification under this Agreement, to the extent required by applicable Law.

7.10          Use of Insurance Proceeds. The Losses incurred by a Buyer Indemnitee will be reduced by the net amount of any insurance proceeds actually paid to such Buyer Indemnitee in respect of such Loss, and giving effect to deductibles or self-insured or co-insurance payments made and net of the present value of any reasonably probable increase in insurance premiums or other reasonable charges paid or to be paid by the Buyer Indemnitee resulting from such Loss and all reasonable costs and expenses incurred by the Buyer Indemnitee in recovering such proceeds from its insurers or other Person.

7.11          Exclusive Remedy. Except for claims relating to or arising out of fraud, intentional misrepresentation or criminal conduct, the remedies provided for in this Article 7, Section 8.4 and Section 8.6(a) will be the sole and exclusive remedies of the Parties and their respective shareholders, stockholders, officers, directors, employees, affiliates, agents, representatives, successors and assigns with respect to the transactions contemplated by this Agreement.

Article 8

ADDITIONAL AGREEMENTS; COVENANTS AFTER CLOSING

8.1           Press Release and Announcements; Confidentiality of Agreement. Unless required by law or rules of any applicable self-regulatory organization, as determined after consultation with outside legal counsel (in which case each of Buyer and Seller shall use its commercially reasonable efforts to consult with the other party and allow reasonable time to comment prior to any such disclosure as to the form and content of such disclosure to the extent not legally prohibited), and subject to disclosures permitted by this Section 8.1, from and after the date hereof, no press releases, announcements to the employees, customers or suppliers of the Company or any of its Subsidiaries or other releases of information related to this Agreement or the transactions contemplated hereby will be issued or released without the consent of Buyer and Seller. The Company, Seller and Buyer agree to keep the terms of this Agreement confidential; provided, however, that any such party may disclose such terms to (i) its accountants and advisors who have a “need-to-know” solely for the purpose of providing services to such party, (ii) its existing investors in the ordinary course of such party’s business, and (iii) existing and potential investors, lenders and acquirers and the accountants and advisors of any of the foregoing; provided, however, that in the case of this clause (iii) any such recipient is bound by a written agreement (or in the case of attorneys or other professional advisors, formal ethical duties) requiring such recipients not to disclose the terms of this Agreement to any third party and to use such terms only for purposes of evaluating the applicable investment, loan or acquisition.

8.2           Expenses.

Each Party hereto shall be solely responsible for and shall bear all of its own costs and expenses incident to its obligations under and in respect of this Agreement and the transactions contemplated hereby, including, but not limited to, any such costs and expenses incurred by any party in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement (including the fees and expenses of legal counsel, accountants, investment bankers or other representatives and consultants), whether or not the transactions contemplated hereby are consummated.

8.3          Further Actions; Mutual Assistance.

a.

No later than forty-five (45) days after the Closing Date, Seller will have in place and must continue to maintain, consistent with the Seller’s obligations under the Administrative Services Agreement, directors and officers insurance coverage for each entity in the Company Group on terms and conditions reasonably acceptable to Buyer.

b.

Each Party hereto shall, and shall cause its Affiliates to, execute and deliver such further instruments and take such additional action as any other Party hereto may reasonably request to effect or consummate the transactions contemplated hereby. Each of the Parties hereto agrees that they will mutually cooperate in a commercially reasonable manner in the expeditious filing of all notices, reports and other filings with any Governmental Authority required to be submitted jointly by Buyer, on the one hand, and Seller on the other hand, in connection with the execution and delivery of this Agreement, the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby.

8.4           Specific Performance.

Each of the Parties acknowledges and agrees that Buyer would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each of the Parties hereto agrees that Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court in the United States or in any state having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled pursuant hereto. Each of the Parties further agrees that Buyer shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.4 and each Party hereby irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

8.5           Transfer Taxes.

All transfer, documentary, sales, use, stamp, registration, conveyance or similar Taxes or charges (“Transfer Taxes”) arising out of the transactions contemplated hereby and all charges for or in connection with the recording of any document or instrument contemplated hereby shall be paid by Seller when due. The party responsible under applicable Law will file all necessary Tax Returns and other documentation in connection with the Transfer Taxes and charges encompassed in this Section 8.5.

8.6           Tax Matters.

(a)       Seller shall indemnify Buyer Indemnitees, the Company and their respective Affiliates and hold them harmless from and against any Losses attributable to or arising from (i) any and all Taxes (or the non-payment thereof) of each entity of the Company Group for all Pre-Closing Tax Periods, (ii) any and all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which any entity in the Company Group (or any predecessor) is or was a member on or prior to the Closing Date, including pursuant to Treas. Reg. Section 1.1502-6 (or any analogous or similar state, local, or foreign Law), and (iii) any and all Taxes of any Person imposed on Seller or any entity of the Company Group as a transferee, successor, or otherwise, by contract or pursuant to any Law, rule or regulation, which Taxes relate to an event or transaction occurring before the Closing. Notwithstanding the foregoing, to the extent that any indemnifiable Loss pursuant to the preceding sentence results in a Loss to any entity in the Company Group, then, at Buyer’s sole election, Seller shall indemnify the Operating Company in respect of the full value of any such Loss. Seller shall reimburse, in accordance with the provisions of Section 7.5, Buyer for any Taxes of the Company Group which are the responsibility of Seller pursuant to this Section 8.7(a) no later than five business days prior to the payment of such Taxes by Buyer, any member of the Company Group or any of their respective Affiliates, as applicable.

(b)       Filing of Tax Returns. Pursuant to the terms and conditions of the Administrative Services Agreement, the Seller shall prepare, or cause to be prepared, and file or cause to be filed, all Tax Returns for the Company Group for all Pre-Closing Tax Periods and for any Straddle Period. Seller shall cooperate with the Company and shall timely provide the Company with reasonable access to such Tax Returns, and all relevant books, records, and information reasonably necessary to prepare such Tax Returns. The Seller shall permit the Company to review and comment on such Tax Returns and shall make such revisions to such Tax Returns as are reasonably requested by the Company. The Seller shall use its commercially reasonable efforts to close any taxable period that would otherwise be a Straddle Period effective as of the Closing Date. Unless otherwise required by applicable law, no Tax Returns relating to a Pre-Closing Tax Period shall be amended without Company’s prior written consent, not to be unreasonably withheld, conditioned or delayed; provided, however, that the Seller may make such amendments without the Company’s consent, to the extent such amendment would not increase the Tax liability of the Company under the indemnification provisions of this Agreement.

(c)       Pre-Closing Tax Period. “Pre-Closing Tax Period” shall mean all Taxable periods ending on or before the Closing Date and the pre-Closing portion of any Straddle Period.

(d)       Straddle Periods. In the case of any Taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, payroll, sales or receipts of the Company Group for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date, and the amount of other Taxes of the Company Group for a Straddle Period which relate to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(e)        Cooperation on Tax Matters. Buyer, the Company and Seller shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, the Company and Seller agree (i) to retain all books and records with respect to Tax matters pertinent to the Company Group relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, Buyer or Seller, as the case may be, shall allow such party to take possession of such books and records. Buyer, the Company and Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(f)         Contest Provisions.

(i)          Buyer, on one hand, and Seller, on the other hand, shall promptly notify the other in writing upon receipt of a written notice of any issues in any pending or threatened Tax audits or assessments with respect to Taxes of any member of the Company Group for any Pre-Closing Tax Period (“Tax Contest Claims”); provided, however, that no failure or delay to provide notice of a Tax Contest Claim shall reduce or otherwise affect the obligations of the parties hereunder unless such party was prejudiced thereby and then only to the extent of such prejudice. This Section 8.7(f) shall govern all Tax Contest Claims.

(ii)         Buyer shall control the conduct of any issues in any Tax Contest Claim in respect of Taxes of the Company Group for Pre-Closing Tax Periods or Straddle Periods; provided, however, that to the extent such Tax Contest Claim could reasonably be expected to result in an indemnification obligation pursuant to the terms of this Agreement (A) Buyer must consult, in good faith, with Seller regarding the taking of any action with respect to the conduct of such Tax Contest Claim and Buyer shall keep Seller informed regarding the progress and substantive aspects of any such Tax Contest Claim, including providing Seller with all written materials relating to such Tax Contest Claim received from the relevant taxing authority and all written materials submitted to such taxing authority by Buyer; (B) Seller shall be entitled to participate in any such Tax Contest Claim at its own cost and expense, including having an opportunity to comment on any written materials prepared for submission to a taxing authority in connection with any such Tax Contest Claim and to attend any conferences relating to any such Tax Contest Claim; and (C) Buyer shall not compromise or settle any such Tax Contest Claim without obtaining the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(g)       Purchase Price Allocation. Within 120 days of the Closing Date, Buyer shall provide Seller with an allocation of the Purchase Price and the liabilities of the Company Group (plus other relevant items) to the assets of the Company Group for all purposes (including Tax and financial accounting) (the “Purchase Price Allocation.”) Buyer shall permit Seller to review and comment on the Purchase Price Allocation and shall make such revisions as are reasonably requested by Seller. Buyer, the Company, and Seller shall file all Tax Returns (including amended returns and claims for refund) and information reports in a manner consistent with the Purchase Price Allocation.

8.7           Release.

Effective upon the Closing, except with respect to any claim (a) arising out of this Agreement, or any other agreement contemplated hereby with respect to which Seller is a party, (b) for indemnification under the Company’s Organizational Documents and under any applicable insurance policy, so long as such claim for indemnification does not arise out of any matter indemnified by Seller under Article 7 hereof, or (c) for reimbursement of business expense in the ordinary course of business and in accordance with Company policy, Seller, on behalf of itself and its assigns and heirs, hereby unconditionally and irrevocably waives, releases and forever discharges the Company and each of its past and present managers, officers, employees, agents, predecessors, successors, assigns, insurers, equityholders, partners, and Affiliates (“Releasees”) from any and all liabilities of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, with respect to the business of the Company and Seller shall not seek to recover any amounts in connection therewith or thereunder from the Company. Without limiting the generality of the foregoing, Seller waives all rights under California Civil Code Section 1542 (or any similar provision of any other state law), which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Such released liabilities shall include, without limitation, any right to recover against the Company for any indemnification claims made against or paid by Seller pursuant to Article 7. Seller understands that this is a full and final release of all claims, demands, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against any Releasee, except as expressly set forth in this Section 8.7. Seller represents that it is not aware of any claim by it other than the claims that are waived, released and forever discharged by this Section 8.7.

Article 9

MISCELLANEOUS

9.1        Vertex Parent Guarantee. Vertex Parent hereby unconditionally, absolutely and irrevocably guarantees, as a principal and not as a surety, to each of the Company and Buyer the prompt payment in full of all payment obligations of Seller as and when due hereunder (the “Obligations”). The guaranty of Vertex Parent under this Section 9.1 is one of payment, not collection, and a separate action or actions may be brought and prosecuted against Vertex Parent, irrespective of whether any action is brought against Seller or whether Seller is joined in any such action or actions. Except as set forth in the following sentence, the obligations of Vertex Parent pursuant to this Section 9.1 shall, to the fullest extent permitted under applicable Law, be absolute and unconditional irrespective of any change in corporate existence or ownership of Vertex Parent or any bankruptcy, insolvency or similar proceeding affecting Seller or Vertex Parent. The liability of Vertex Parent under this Section 9.1 is, in all cases, subject to all defenses, setoffs and counterclaims of Seller set forth in this Agreement with respect to payment and performance of the Obligations; provided, however, that Vertex Parent shall be bound by Seller’s waiver of any condition, defense, setoff or counterclaim and by any amendment to this Agreement to which Seller agrees. Vertex Parent waives presentment, demand and any other notice with respect to the Obligations and any defenses that Vertex Parent may have with respect to Obligations other than as set forth in the immediately preceding sentence. The Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon the provisions of this Section 9.1.

9.2        Amendment and Waiver.

This Agreement may not be amended, altered or modified except by a written instrument executed by Buyer and Seller. No course of dealing between or among any persons having any interest in this Agreement, or action taken by any such Person (including in any investigation by or on behalf of any Party), will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute, a waiver of any other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver.

9.3        Notices.

All notices, demands and other communications to be given or delivered to the Company, Buyer or Seller under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered, sent by reputable overnight courier or transmitted by email or telecopy (transmission confirmed by the applicable sender’s system), to the addresses indicated below (unless another address is so specified in writing); provided that if any deliverable under this Agreement is due on a non-business day, the due date for such deliverable shall be deemed to be the subsequent business day following such non-business day.

Notices to Seller:

Vertex Energy Operating LLC

1331 Gemini Street, Suite 250

Houston, TX 77058
Attention: Ben Cowart, President
Email: benc@vertexenergy.com

with a copy to:

Ruddy Gregory PLLC

44 Cook Street, Suite 640

Denver, CO 80206
Attention: James P. Gregory, Esq.
Email: jgregory@ruddylaw.com

Notices to Buyer:

Tensile-Heartland Acquisition Corporation

c/o Tensile Capital Management

700 Larkspur Landing Circle, Suite 255

Larkspur, CA 94939

Telephone:      (415) 830-8160

Attention:       Doug Dossey and Neal Barcelo

Email:               ddossey@tensilecapital.com and nbarcelo@tensilecapital.com with copies to:

Kirkland & Ellis LLP
555 California Street Suite 2700
San Francisco, CA 94104

Attention: Noah D. Boyens, P.C.
Email: nboyens@kirkland.com

9.4          Assignment.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of each of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any rights, benefits or obligations set forth herein may be assigned by any of the Parties hereto, without the prior written consent of Buyer and Seller and any attempted assignment without such prior written consent shall be void.

9.5          Severability.

Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

9.6           No Strict Construction.

(a)       Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any Party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

(b)       For purposes of this Agreement, whenever the context requires, the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

(c)       As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”

(d)       Except as otherwise indicated, all references in this Agreement to “Articles,” “Sections,” “Schedules” and “Exhibits” are intended to refer to an Article or Section of, or Schedule or Exhibit to, this Agreement.

(e)       The words “ordinary course of business” or similar phrases shall mean ordinary course of business consistent with past custom and practice, including with respect to magnitude, quantity and frequency.

(f)       Any Law defined or referred to herein or in any agreement or instrument that is referred to herein means such Law as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws.

(g)       Any document or item will be deemed “delivered”, “provided” or “made available” by a party to the other party within the meaning of this Agreement if such document or item is included in the electronic data room and the other party and its authorized representatives had continuous, unrestricted access thereto for a period of at least two business days prior to the date of this Agreement.

(h)       Any reference herein to “dollars” or “$” shall mean United States dollars.

9.7           Captions.

The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no caption had been used in this Agreement.

9.8       No Third Party Beneficiaries.

Except as otherwise expressly set forth in this Agreement, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their respective permitted successors and assigns, any rights or remedies under or by reason of this Agreement, such third parties specifically including employees or creditors of the Company Group.

9.9        Complete Agreement.

This Agreement (including the exhibits and disclosure schedules, which are incorporated by reference in this Agreement) and the documents referred to herein contain the complete agreement between the Parties and supersede any prior understandings, agreements or representations by or between the Parties, written or oral, which may have related to the subject matter hereof in any way.

9.10        Counterparts.

This Agreement may be executed in one or more counterparts, any one of which may be by facsimile or digital imaging device (i.e., pdf format), all of which taken together shall constitute one and the same instrument.

9.11        Governing Law.

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any action, suit or other Proceeding, at law or in equity, arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall only be brought in any federal court in the State of Delaware or the Court of Chancery of the State of Delaware. THE PARTIES AGREE THAT JURISDICTION AND VENUE IN ANY ACTION BROUGHT BY ANY PARTY PURSUANT TO THIS AGREEMENT SHALL PROPERLY AND EXCLUSIVELY LIE IN SUCH COURTS. BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY IRREVOCABLY AND EXCLUSIVELY SUBMITS TO THE JURISDICTION OF SUCH COURTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY WITH RESPECT TO SUCH ACTION. THE PARTIES IRREVOCABLY AGREE THAT VENUE WOULD BE PROPER IN SUCH COURT, AND HEREBY WAIVE ANY OBJECTION THAT SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF SUCH ACTION. THE PARTIES FURTHER AGREE THAT THE MAILING BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, OF ANY PROCESS REQUIRED BY ANY SUCH COURT SHALL CONSTITUTE VALID AND LAWFUL SERVICE OF PROCESS AGAINST THEM, WITHOUT NECESSITY FOR SERVICE BY ANY OTHER MEANS PROVIDED BY STATUTE OR RULE OF COURT. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

*  *  *  *  *

IN WITNESS WHEREOF, the parties hereto have executed this Share Purchase and Subscription Agreement as of the date first written above.

BUYER:
TENSILE-HEARTLAND ACQUISITION CORPORATION

By:	/s/ Douglas J. Dossey
Name:	Douglas J. Dossey
Title:	Director

COMPANY:
HPRM LLC

By:	/s/ Benjamin P. Cowart
Name:	Benjamin P. Cowart
Title:	CEO

SELLER:
VERTEX ENERGY OPERATING, LLC

By:	/s/ Benjamin P. Cowart
Name:	Benjamin P. Cowart
Title:	CEO

Solely for the purposes of Section 2.5,

MYRTLE GROVE LLC:
VERTEX REFINING MYRTLE GROVE LLC

By:	/s/ Benjamin P. Cowart
Name:	Benjamin P. Cowart
Title:	CEO

[Share Purchase and Subscription Agreement]

Solely for the purposes of Section 2.5 and Section 9.1,
VERTEX PARENT:
VERTEX ENERGY, INC.

By:	/s/ Benjamin P. Cowart
Name:	Benjamin P. Cowart
Title:	CEO

[Share Purchase and Subscription Agreement]